EXHIBIT 1

RECENT DEVELOPMENTS

The information contained in this section supplements the information about Argentina corresponding to the headings below that are contained in Exhibit 99.D to Argentina’s annual report on Form 18-K, for the year ended December 31, 2016 (the “2016 Annual Report”). References in this Exhibit 1 to Amendment No. 1 to the 2016 Annual Report (the “Amendment”) to headings and defined terms not contained herein shall be to the corresponding headings and definitions included in Exhibit 99.D to the 2016 Annual Report.

INDEC

On January 8, 2016, the Government declared a state of administrative emergency for the national statistical system and the INDEC. Thereafter, and as of the date of this Amendment, the INDEC has published the INDEC Report (which includes revised GDP data for the years 2004 through 2015), the CPI for each month starting May 2016 through August 2017, and certain revised foreign trade and balance of payment statistics for the years 2006 through 2015. See “The Argentine Economy—Macri Administration: 2015-Present—INDEC Reforms.” References to “constant 2004 prices” in this document relate to data that was revised by the INDEC and included in the INDEC Report.

Certain Methodologies

Inflation. Following the declaration of a state of administrative emergency for the national statistical system and the INDEC on January 8, 2016, the INDEC suspended its publication of the CPI index. Accordingly, between January 12 and June 2, 2016, the Government issued a series of resolutions designating either the CPI calculated by the government of the City of Buenos Aires (the “City of Buenos Aires CPI”) or the CPI calculated by the Province of San Luis (the “Province of San Luis CPI”) as the index to be used. The City of Buenos Aires CPI and the Province of San Luis CPI are based on a weighted basket of consumer goods and services that reflects the pattern of consumption of households that reside in the City of Buenos Aires and the Province of San Luis, respectively.

On June 26, 2016, the Government resumed using a CPI published by the INDEC (the “2016 CPI”) based on a survey conducted in the Greater Buenos Aires Metropolitan area. The INDEC has since published the CPI for each month starting May 2016 through June 2017.

On July 11, 2017, the INDEC started to publish a national CPI (the “National CPI”). The National CPI is based on a survey conducted by INDEC and several provincial statistical offices in 39 urban areas encompassing each of the Republic’s provinces. Results are not reported by the provinces, but on a national level and for six statistical regions: the Greater Buenos Aires Metropolitan area (which is the CPI that resumed publication in June 2016), the Cuyo region, the Northeast region, the Northwest region, the Central (Pampeana) Region and the Southern (Patagonia) region.

The National CPI is prepared in accordance with current international standards and classifies individual consumption by purpose, disaggregating information based on 12 factors, instead of the nine factors previously used in the preparation of CPI. The adoption of the National CPI brings Argentina’s statistical practice in line with the OECD guidelines as well as the methodology followed by the statistical divisions of several international organizations, including the United Nations, World Bank, International Monetary Fund, Economic Commission for Latin America and the Caribbean, and the Inter-American Development Bank.

All references in this document to “CPI” are to the “2016 CPI,” the “National CPI,” the “City of Buenos Aires CPI” or the “Province of San Luis CPI,” as applicable.

CER and CVS. Certain data included in this document has been adjusted for inflation based on the Coeficiente de Estabilización de Referencia (Stabilization Coefficient, or “CER”), or the Coeficiente de Variación Salarial (“CVS”). CERs are units of account whose value in pesos is indexed to the CPI designated to be used by the Government. The nominal amount of a CER-based financial instrument is converted to a CER-adjusted amount and interest on the financial instrument is calculated on the CER-adjusted balance. CVSs are units of account whose value in pesos is determined based on changes in an index of public and private sector wages. The nominal amount of a CVS-based financial instrument is converted to a CVS-adjusted amount and interest on the financial instrument is calculated on the CVS-adjusted balance. Adjustments and payments on the Republic’s debt indexed to the CER and CVS are not subject to restatement or revision.

THE REPUBLIC OF ARGENTINA

Population

The table below sets forth comparative gross national income (“GNI”) figures and selected other comparative statistics using 2014 data (the most recent year for which such comparative information is available).

Population

	Argentina		Brazil		Chile		Colombia		Mexico		Peru		United States
Per capita GNI(1)	U.S.$	11,960	U.S.$	8,840	U.S.$	13,530	U.S.$	6,320	U.S.$	9,040	U.S.$	5,950	U.S.$	56,180
Life expectancy (in years)(2)		76		75		79		74		77		75		79
Infant mortality (% of live births)(2)		1.1%		1.5%		0.7%		1.4%		1.1%		1.3%		0.6%
Adult literacy rate (% of population age 15 or older)(3)		98%		93%		97%		95%		95%		94%		n.a.

(1)	Data as of 2016. Calculated using the World Bank Atlas method.
(2)	Data as of 2015.
(3)	Data as of 2015.

n.a. = not available.

Source: 2014 World Bank World Development Indicators, unless otherwise specified.

Recent Political History

On August 13, 2017, the Open, Simultaneous and Compulsory Primary (PASO) elections were held to define candidates for Congress. Macri’s Cambiemos alliance obtained a victory in the City of Buenos Aires and the provinces of Cordoba, Corrientes, Entre Ríos, Jujuy, La Pampa, Mendoza, Neuquén, San Luis and Santa Cruz.

The mid-term legislative elections will be held in October 2017.

Foreign Affairs

Argentina is a founding member of the Southern Common Market (“MERCOSUR”), established in March 1991 with Brazil, Paraguay and Uruguay as members or the “Member States.” In July 2012, the founding members (other than Paraguay) admitted the Republic of Venezuela as a member of MERCOSUR, and in December 2013, Paraguay acknowledged Venezuela’s status as a member. On December 2, 2016, Venezuela’s status as a member was temporarily suspended by the other Member States, after it was considered to have failed to timely implement MERCOSUR regulations, in accordance with the undertakings assumed in 2012 upon its admission to MERCOSUR. On August 5, 2017 the founding members extended Venezuela’s suspension through the application of MERCOSUR’s diplomatic clause.

In June 2017, Argentina became a member of the Asian Infrastructure Investment Bank, which has as its purpose financing energy, transport and telecommunications projects involving its members.

THE ARGENTINE ECONOMY

Macri Administration

Since assuming office, the Macri administration has introduced significant economic and policy reforms intended to further its overall economic program. Recent significant economic and policy reforms include:

•	INDEC reforms. On January 8, 2016, based on its determination that the INDEC had failed to produce reliable statistical information, particularly with respect to CPI, GDP, poverty and foreign trade data, the Macri administration declared a state of administrative emergency for the national statistical system and the INDEC until December 31, 2016. As of the date of this Amendment, the INDEC has published certain revised data, including revised foreign trade and balance of payment statistics, as well as the CPI through June 2017. On June 28, 2017, the INDEC published balance of payment statistics prepared on the basis of a new methodology. See “Balance of Payments—Recent Trends of Foreign Trade and Balance of Payments.” On July 11, 2017, the INDEC published the National CPI. See “Recent Developments—INDEC—Certain Methodologies—Inflation.”

•	Foreign Currency-Denominated Bonds. Between January 1 and June 30, 2017, the Republic issued foreign currency-denominated debt in an aggregate principal amount of U.S.$16.0 billion, consisting of U.S. Dollar-denominated bonds maturing between 2022 and 2117 for an aggregate principal amount of U.S.$9.75 billion, BONARs of several series maturing between 2020 and 2037 for an aggregate principal amount of U.S.$6.2 billion and CHF 400 million Bond due 2020. Of the U.S.$ 6.2 billion BONARs issued, U.S.$2.6 billion BONARs due 2024 were issued as part of certain transactions entered into by the Republic on June 30, 2017, granting the Republic the right to cause the cancellation of such BONARs upon the payment by the Republic of the amounts specified thereunder. An additional U.S.7.7 billion BONARs due 2024 were issued since June 30, 2017 to effect similar transactions.

GROSS DOMESTIC PRODUCT AND STRUCTURE OF THE ECONOMY

The following table sets forth the evolution of GDP and per capita GDP for the periods specified, at current prices.

Evolution of GDP and Per Capita GDP

(at current prices)

	Six months ended June 30, 2016		Six months ended June 30, 2017
GDP (in millions of pesos)(1)	Ps.	7,573,147	Ps.	9,638,154
GDP (in millions of U.S. dollars)(1)	U.S.$	527,633	U.S.$	613,440
Per capita GDP(1)	U.S.$	12,168	U.S.$	14,000
Peso / U.S. dollar exchange rate(2)		14.35		15.71

(1)	GDP figures in this table are expressed in nominal terms.
(2)	Average rate for the period specified.

Source: INDEC and Ministry of the Treasury.

The following tables set forth information on Argentina’s real GDP, by expenditure, for the periods specified, at constant 2004 prices.

Composition of Real GDP by Expenditure

(in millions of pesos, at constant 2004 prices)

	Six months ended June 30, 2016		Six months ended June 30, 2017
Consumption:
Public sector consumption	Ps.	94,131	Ps.	96,181
Private consumption		536,491		549,454

Total consumption		630,622		645,635
Gross investment		133,569		141,034
Exports of goods and services		141,774		140,088
Imports of goods and services		186,267		199,305

Net exports/(imports)		(44,494)		(59,217)
Inventory provision		(1,472)		2,386

Real GDP	Ps.	718,225	Ps.	729,839

Source: INDEC and Ministry of the Treasury.

Composition of Real GDP by Expenditure

(as % of total real GDP, at constant 2004 prices)

	Six months ended June 30, 2016	Six months ended June 30, 2017
Consumption:
Public sector consumption	13.1%	13.2%
Private consumption	74.7%	75.3%

Total consumption	87.8%	88.5%
Gross investment	18.6%	19.3%
Exports of goods and services	19.7%	19.2%
Imports of goods and services	25.9%	27.3%

Net exports/(imports)	(6.2)%	(8.1)%
Inventory provision	(0.2)%	0.3%

Real GDP	100.0%	100.0%

Source: INDEC and Ministry of the Treasury.

In the six months ended June 30, 2017, Argentina’s real GDP increased by 1.6% compared to the same period in 2016. Real GDP growth was primarily driven by a 2.4% increase in consumption and a 5.6% increase in gross investment. The increase was partially offset by a 1.2% decrease in exports of goods and services.

During the six months ended June 30, 2017, the services sector grew by 1.7% and accounted for 50.3% of real GDP during this period. Within the services sector, transportation, storage and communication services experienced the highest rate of growth, expanding by 3.8%. As compared to the same period in 2016, the primary production sector grew by 2.5% and the secondary production sector grew by 1.0%.

The following tables sets forth the composition of Argentina’s real GDP by economic sector for the periods specified.

Real GDP by Sector

(in millions of pesos, at constant 2004 prices)

	Six months ended June 30, 2016		Six months ended June 30, 2017
Primary production:
Agriculture, livestock, fisheries and forestry	Ps.	68,830	Ps.	72,501
Mining and extractives (including petroleum and gas)		22,322		20,954

Total primary production		91,152		93,455
Secondary production:
Manufacturing		115,065		115,470
Construction		20,120		21,263
Electricity, gas and water		12,636		12,534

Total secondary production		147,820		149,267
Services:
Transportation, storage and communications		57,321		59,518
Trade, hotels and restaurants		101,229		101,708
Financial, real estate, business and rental services		97,019		99,171
Public administration, education, health, social and personal services		100,902		102,109
Domestic services(1)		4,296		4,264

Total services		360,766		366,770
Plus import duties less adjustment for banking service(2)		118,486		120,347

Total real GDP	Ps.	718,225	Ps.	729,839

(1)	Includes services completed by domestic workers including caretakers, domestic servants and private chauffeurs.
(2)	The production figures in this table do not include duties assessed on imports used in production, which must be taken into account for purposes of determining real GDP. This line item adds import duties for purposes of determining real GDP.

Source: INDEC and Ministry of the Treasury.

Real GDP by Sector

(as a % of real GDP, at constant 2004 prices)

	Six months ended June 30, 2016	Six months ended June 30, 2017
Primary production:
Agriculture, livestock, fisheries and forestry	9.6%	9.9%
Mining and extractives (including petroleum and gas)	3.1	2.9

Total primary production	12.7	12.8
Secondary production:
Manufacturing	16.0	15.8
Construction	2.8	2.9
Electricity, gas and water	1.8	1.7

Total secondary production	20.6	20.5
Services:
Transportation, storage and communication	8.0	8.2
Trade, hotels and restaurants	14.1	13.9
Financial, real estate, business and rental services	13.5	13.6
Public administration, education, health, social and personal services	14.0	14.0
Domestic services(1)	0.6	0.6

Total services	50.2	50.3
Plus import duties less adjustment for banking service(2)	16.5	16.5

Total real GDP	100.0%	100.0%

(1)	Includes services completed by domestic workers including caretakers, domestic servants and private chauffeurs.
(2)	The production figures in this table do not include duties assessed on imports used in production, which must be taken into account for purposes of determining real GDP. Import duties for purposes of determining real GDP are recorded under this line item.

Source: INDEC and Ministry of the Treasury.

Real GDP Growth by Sector

(% change from same period in previous year, at constant 2004 prices)

Six months ended June 30, 2017
Primary production:
Agriculture, livestock, fisheries and forestry	5.3%
Mining and extractives (including petroleum and gas)	(6.1)

Total primary production	2.5
Secondary production:
Manufacturing	0.4
Construction	5.7
Electricity, gas and water	(0.8)

Total secondary production	1.0
Services:
Transportation, storage and communication	3.8
Trade, hotels and restaurants	0.5
Financial, real estate, business and rental services	2.2
Public administration, education, health, social and personal services	1.2
Domestic services(1)	(0.7)

Total services	1.7
Plus import duties less adjustment for banking service(2)	1.6

Total real GDP	1.6%

(1)	Includes services completed by domestic workers including caretakers, domestic servants and private chauffeurs.
(2)	The production figures in this table do not include duties assessed on imports used in production, which must be taken into account for purposes of determining real GDP. Import duties for purposes of determining real GDP are recorded under this line item.

Source: INDEC and Ministry of the Treasury.

Primary Production

In the six months ended June 30, 2017, the total primary sector production increased to Ps.93.5 billion, or 2.5%, from Ps.91.2 billion in the same period in 2016. Within the primary sector production, the agriculture, livestock, fisheries and forestry sector experienced the highest rate of growth, increasing by 5.3%, mainly due to a 24.3% growth in the fishing sector, which grew from Ps.1.7 billion in the six months ended June 30, 2016 to Ps.2.1 billion in the same period in 2017.

Secondary Production

In the six months ended June 30, 2017, the total secondary sector production increased to Ps.149.3 billion, or 1.0%, from Ps.147.8 billion in the same period in 2016. The level of activity in the manufacturing sector, which accounted for 15.8% of real GDP in the six months ended June 30, 2017, increased by 0.4% compared to the same period in 2016.

Services

Composition of Services Sector

(in millions of pesos, at constant 2004 prices)

	Six months ended June 30, 2016		Six months ended June 30, 2017
Wholesale and retail trade and repairs	Ps.	90,387	Ps.	90,656
Transportation, storage and communication services		57,321		59,518
Real estate, business and rental services		71,176		72,399
Education, Social and health services		49,811		50,604
Financial services		25,843		26,772
Other community, social and personal services		18,387		18,500
Public administration		32,703		33,005
Hotels and restaurants		10,842		11,052

Other services		4,296		4,264

Total	Ps.	360,766	Ps.	366,770

Source: INDEC and Ministry of the Treasury.

Growth of Services Sector

(% change from same period in previous year, at constant 2004 prices)

Six months ended June 30, 2017
Wholesale and retail trade and repairs	0.3%
Transportation, storage and communication services	3.8
Real estate, business and rental services	1.7
Education, Social and health services	1.6
Financial services	3.6
Other community, social and personal services	0.6
Public administration	0.9
Hotels and restaurants	1.9
Other services	(0.7)

Total	1.7%

Source: INDEC and Ministry of the Treasury.

In the six months ended June 30, 2017, the services sector grew by 1.7% compared to the same period in 2016. This increase was primarily driven by a 3.8% increase in transportation, storage and communications, a 1.7% increase in real estate and a 3.6% increase in financial services. In the first six months ended June 30, 2017, the services sector represented 50.3% of real GDP.

Electricity, Gas and Water

Electricity in Argentina is primarily produced from combined cycle (which uses both gas and steam turbines to produce electricity) and hydroelectric sources, with supplemental generation from gas, coal and nuclear plants. The electricity, gas and water sector represents a small fraction of the Argentine economy, accounting for 1.7% of real GDP in the six months ended June 30, 2017.

Although electricity production in Argentina experienced positive growth between 2012 and 2016, the rates of growth decelerated during this period, except during 2015. Electricity production increased by 3.8%, 3.2%, 1.1%, 4.3% and 0.9% in 2012, 2013, 2014, 2015 and 2016, respectively, in each case as compared to the previous year. Between 2012 and 2016, Argentina relied in part on fuel imports to meet excess consumption needs. The following table sets forth information on Argentina’s electricity sector for the periods specified.

Principal Economic Indicators of the Electricity Sector

(in GW/hr, unless otherwise specified)

	2012	2013	2014	2015	2016
Production of electricity sector
Combined cycle	51,838	51,661	51,032	52,576	53,985
Hydroelectric	36,626	40,330	40,660	39,840	36,192
Other(1)	37,340	37,829	39,513	44,447	47,892

Imports(2)	423	342	1,390	1,655	1,470

Total generation	125,804	129,820	131,205	136,864	138,069

Consumption by economic sector
Industrial	36,611	38,141	38,025	41,025	n.a.
Residential	36,464	38,821	40,387	42,079	n.a.
Commercial	18,777	18,854	19,494	21,565	n.a.
Others	10,705	9,749	9,936	10,501	n.a.

Government	3,420	3,844	4,004	4,164	n.a.

Total consumption	105,978	109,409	111,845	119,334	n.a.

(1)	Includes diesel, wind, nuclear, gas, steam and solar energy.
(2)	Imports, primarily from Uruguay, to meet domestic demand in excess of domestic production.

n.a. = not available.

Source: INDEC and Ministry of the Treasury.

Poverty

According to indicators published by INDEC on September 28, 2016, in the second quarter of 2016, 32.2% of the population and 23.1% of households lived below the poverty line and 6.3% of the population and 4.8% of households lived below the extreme poverty line. According to indicators published by INDEC on March 28, 2017, in the second half of 2016, 21.5% of Argentina’s households and 30.3% of the population stood below the poverty line, while 4.5% of the households and 6.1% of the population stood below the extreme poverty line.

In March 2017, the INDEC resumed the publication of its semiannual series on poverty and extreme poverty rates. According to the INDEC, in July 2017, the cost of an essential food basket for households totaled Ps. 6,132.54 and the cost of an essential goods and services basket for households totaled Ps. 15,024.72.

According to the INDEC, the unemployment rate in the first quarter of 2017 stood at 9.2%, which represents a 1.6% increase from the last quarter of 2016. The activity rate in that period (which is the percentage of employed individuals plus unemployed individuals over total population) was 45.5%, 0.2% higher than the last quarter of 2016. In the first quarter of 2017, the unemployment rate in the Greater Buenos Aires metropolitan region was 10.9%, the highest unemployment rate in the country.

Income Distribution

In the three-month period ended March 31, 2017, the bottom 40% of the population of Argentina, in terms of annual income, contributed to 14.2% of the total national income, 0.5% below the previous quarter. During the same period, the top 20% of the population of Argentina, in terms of annual income, contributed to 47.7% of the total national income, an increase of 1.0% from the fourth quarter of 2016, and the top 10% of the population, accounted for 30.9% of the total national income, an increase of 0.6% over the previous quarter.

BALANCE OF PAYMENTS

Recent Trends of Foreign Trade and Balance of Payments

Commencing June 28, 2017, the Republic began reporting balance of payments statistics pursuant to a new methodology based on the classification criteria set forth in the sixth edition of the Balance of Payments and International Investment Position Manual of the International Monetary Fund (IMF). In its June 28, 2017 publication of balance of payments statistics, the INDEC restated the information previously published for the periods from 2006 to 2016 to include newly available information prepared in accordance with its new methodology and in order to maintain consistency with the external sector data published by the Central Bank.

Balance of payments accounts are used to record the value of the transactions carried out between a country’s residents and the rest of the world. Argentina’s balance of payments is comprised of three accounts:

•	the current account, a broad measure of the country’s international trade, shows primary income and secondary income (current transfers) between residents and non-residents;

•	the capital account, which shows credit and debit entries for non-produced, non-financial assets as well as capital transfers between residents and non-residents; and

•	the financial account, which registers net acquisition and disposal of financial assets and liabilities between residents and non-residents.

Argentina’s balance of payments registered a deficit in each of the years ending December 31, 2012, 2013 and 2015 and registered a surplus in each of the years ending December 31, 2014 and 2016.

In the seven-month period ended July 31, 2017, the Republic’s trade of goods balance registered a U.S.$3.4 billion deficit.

During this period, exports totaled U.S.$33.3 billion, an increase of 1.4% compared to the same period in 2016. The increase was driven by a 3.5% increase in export prices, and offset by a 2.1% decrease in volume. Exports of fuel and energy grew by 10.0%, of manufactured goods of industrial origin by 12.8%, while exports of manufactured goods of agricultural origin decreased by 1.7% and primary products decreased by 5.7%, compared to the same period in 2016.

In the seven-month period ended July 31, 2017, imports totaled U.S.$36.7 billion, a 15.4% increase from U.S.$31.8 billion during the same period in 2016. The increase was primarily driven by an increase in imports of capital goods (29.1%), passenger motor vehicles (22.0%), intermediate goods (15.0%), consumer goods (13.1%), parts and accessories (12.5%), fuels and lubricants (7.6%) and others (1.22%).

In the three-month period ended March 31, 2017, the Republic’s current account deficit increased by 39.0% to U.S.$6.8 billion, from U.S.$4.9 billion in the same period of 2016. This current account deficit increase was mainly due to a deficit in the trade balance of goods and services of U.S.$3.7 billion, and a net loss of primary income of U.S.$3.7 billion, which was only partially offset by a net gain of secondary income of U.S.$520.0 million.

In the three-month period ended March 31, 2017, the Republic’s capital account surplus increased by 21.5% to U.S.$102.0 million, from U.S.$84 million in the same period of 2016. This surplus increase was mainly due to an increase in capital inflows.

In response to the current account deficit, the Republic incurred net external indebtedness totalling U.S.$6.8 billion, an increase of U.S.$1.9 billion, as compared to the first quarter of 2016.

In the three-month period ended March 31, 2017, the Republic’s financial account registered a net increase of 34.6% to U.S.$6.6 billion, from U.S.$4.9 billion in the same period of 2016. This net increase was mainly attributable to the net issuance of indebtedness of U.S.$19.1 billion, which was offset by the net repurchase of financial assets (mainly reserve assets) of U.S.$12.5 billion. The indebtedness comprised U.S.$14.4 billion in securities issued by the General Government, U.S.$1.2 billion in securities issued by other sectors, including public and private financial entities and non-financial private sector entities, and U.S.$2.3 billion in securities issued by deposit collecting entities, which was partially offset by an increase in net inflows to the Central Bank of U.S.$11.3 billion. In the first quarter of 2017, the Central Bank’s international reserves increased by U.S.$11.5 billion, that when added to gains of U.S.$216.0 million resulting from nominal exchange rate fluctuations, increased the Central Bank’s international reserves by U.S.$11.8 billion as of March 31, 2017.

As of July 27, 2017, the Central Bank’s international reserves totaled U.S.$47.5 billion, compared to U.S.$38.8 billion as of December 31, 2016.

Overview

In 2016, the Republic’s balance of payments registered a U.S.$13.7 billion surplus. This surplus was primarily due to:

•	a U.S.$14.9 billion deficit in the current account, which represented a U.S.$2.3 billion deficit decrease from the U.S.$17.2 billion deficit recorded in 2015;

•	a U.S.$360 million surplus in the capital account, which represented a U.S.$308.0 million increase from the U.S.$52 million surplus recorded in 2015;

•	a U.S.$16.0 billion surplus in the financial account, which represented a U.S.$2.5 billion surplus decrease from the U.S.$18.5 billion surplus recorded in 2015; and

•	a U.S.$1.4 billion deficit in errors and omissions, representing a slight increase from the U.S.$1.4 billion deficit recorded in 2015.

In 2016, the current account deficit was mainly the result of an increase in the primary income account deficit, from U.S.$12.1 billion in 2015 to U.S.$12.2 billion in 2016. This increase was offset by an increase in the secondary income account surplus. The change in the trade balance resulted from a 1.7% increase in exports and a 6.9% decrease in imports. The primary income account deficit increased by U.S.$48 million as compared to 2015, mainly due to a 29.5% increased deficit in portfolio investment.

In 2016, the capital account surplus was mainly due to an increase in debt forgiveness by foreign creditors to financial and non-financial entities, households and non-profit institutions.

The financial account registered net inflows in each year between 2012 and 2016. The 2016 net inflow was primarily due to:

•	a U.S.$31.2 billion variation in inflows to the general Government, which increased from U.S.$1.0 billion deficit in 2015 to a U.S.$30.5 billion surplus in 2016; and

•	a U.S.$1.2 billion increase in inflows to other sectors, including other financial entities and non-financial private sector entities.

These increases were partially offset by the increase in the acquisition of financial assets by deposit-collecting entities, such as commercial banks, of U.S.$1.4 billion and the decrease of inflows to the Central Bank due to the repayment of U.S.$607.0 million in loans.

The following table sets forth information on the Republic’s balance of payments for the periods specified.

Balance of Payments

(in millions of U.S. dollars)

	2012		2013		2014		2015		2016
	Total		Total		Total		Total		Total
Current account	U.S.$	(2,138)	U.S.$	(13,124)	U.S.$	(8,674)	U.S.$	(17,170)	U.S.$	(14,901)
Trade of Goods and Services		10,944		(694)		1,405		(6,148)		(3,905)
Goods		15,041		4,635		6,015		(363)		4,540
Credit		80,084		75,928		68,444		56,813		57,784
Debit		65,043		71,293		62,429		57,176		53,243
Services		(4,097)		(5,329)		(4,610)		(5,786)		(8,446)
Credit		14,247		13,680		13,397		13,219		12,785
Debit		18,344		19,009		18,006		19,005		21,231
Primary Income (Earnings)		(13,754)		(13,165)		(11,614)		(12,105)		(12,152)
Employee Compensation		(63)		(65)		(34)		26		(2)
Investment Earnings		(13,691)		(13,099)		(11,580)		(12,130)		(12,150)
Direct Investment		(9,616)		(8,979)		(7,300)		(8,145)		(7,217)
Portfolio Investments		(3,684)		(3,777)		(4,011)		(3,744)		(4,849)
Other Investments		(445)		(381)		(287)		(266)		(145)
Reserve Assets		54		37		17		24		61
Secondary Income (Current Transfers)		672		734		1,535		1,083		1,156
Capital Account		48		33		57		52		360
Net external financial needs		(2,090)		(13,091)		(8,617)		(17,118)		(14,542)
Financial Account		(2,788)		(16,165)		(9,321)		(18,525)		(15,966)
Central Bank		(1,305)		(9,824)		(2,005)		(12,513)		14,332
Reserves		(3,305)		(11,824)		1,195		(4,933)		13,725
Central Bank		2,000		2,000		(3,200)		(7,580)		607
Deposit-Collecting Entities		(336)		(826)		(820)		(1,493)		1,428
General Government		2,053		(1,059)		(7,114)		1,000		(30,499)
Other Sectors		(3,200)		(4,456)		618		(5,518)		(1,226)
Net Errors and Omissions		(698)		(3,074)		(703)		(1,407)		(1,424)
Memorandum Item
Transactions of Reserve Assets Change		(3,305)		(11,824)		1,195		(4,933)		13,725
Central Bank International Reserve Variation		(3,086)		(12,690)		807		(5,844)		13,208
Exchange Rate Adjustment	U.S.$	(219)	U.S.$	(866)	U.S.$	(388)	U.S.$	(911)	U.S.$	(517)

Current Account

The Republic’s current account consists of the merchandise trade balance, primary income (compensation of personnel and revenue from investment) and secondary income (current transfers). The current account registered deficits for each year between 2012 and 2016.

The most important drivers of the current account between 2012 and 2016 were:

•	a decline in commodity prices in the period 2013-2015. In 2013 and 2014, the decline in external sales exceeded the decrease in imports. In 2015, the trade deficit was mostly due to a decrease in prices of Argentine exports, and to a lesser extent, to the deterioration of export volumes and the increase in imports. In 2016, the continued decrease in the price of raw materials was more than offset by an increase in exports measured by volume compared to 2015. In 2016, the decrease in imports was driven both by a decreased in import prices as well as by a decrease in imported volumes;

•	outflows due to interest and dividend payments; and

•	outflows due to increasing demand for services, mainly related to freight and passenger transportation, tourism and royalties.

In 2012, the current account registered a U.S.$2.1 billion deficit, mainly due to a deficit in primary income that was partially offset by a surplus in the trade of goods account. Imports decreased at a higher rate than exports, resulting in a higher trade balance as compared to 2011.

In 2013, the current account registered a U.S.$13.1 billion deficit, compared to the U.S.$2.1 billion deficit registered in 2012. This increase in the deficit was mainly the result of a reversal in the trade balance of goods and services, from a U.S.$10.9 billion surplus in 2012 to a U.S.$0.7 billion deficit in 2013, which was partially offset by a decrease in the primary income compared to 2012. Imports of goods increased by 9.6%, while exports of goods decreased by 5.0%, resulting in a lower balance in the trade of goods account compared to 2012.

In 2014, the current account registered a U.S.$8.7 billion deficit, compared to the U.S.$13.1 billion deficit registered in 2013. This decrease in the deficit was mainly the result of a decrease in the deficit of the primary income account and a modest trade surplus in the goods and services account.

In 2015, the current account registered a U.S.$17.2 billion deficit, compared to the U.S.$8.7 billion deficit registered in 2014. The increase in the deficit was mainly the result of a decrease in the trade of goods and services account surplus and an increase in the deficit of the primary income account compared to 2014. An 8.4% increase in imports of goods was outweighed by a 17.0% increase in exports of goods, resulting in a trade of goods balance deficit compared to 2014.

In 2016, the current account registered a U.S.$15.0 billion deficit, compared to the U.S.$17.2 billion deficit registered in 2015. The decrease in the deficit was mainly the result of a decrease in the trade of goods and services deficit. Imports of goods decreased by 6.9%, while exports of goods increased by 1.7%, resulting in a trade of goods surplus compared to a trade of goods deficit in 2015. This trade of goods surplus was partially offset by a 46.0% deficit increase in trade of services.

Trade of Goods

Exports

In 2012, exports of goods totaled U.S.$80.0 billion, representing a 3.6% decrease as compared to 2011, primarily due to a 5.9% decrease in export volumes, which was partially offset by a 2.4% increase in prices.

In 2012:

•	exports of primary products decreased by 4.0%. This decrease resulted from a reduction in both prices and volumes. Prices fell by 2.6% while volumes exported decreased by 1.4%;

•	exports of manufactured goods of agricultural origin decreased by 3.2%. This decrease resulted from a reduction in volumes, which was partially offset by an increase in prices. Prices increased by 7.1% while volumes exported decreased by 9.6%;

•	exports of manufactured goods of industrial origin decreased by 5.6%. This decrease resulted from a 7.1% reduction in volumes exported, which was partially offset by a 1.7% increase in prices; and

•	exports of fuel and energy increased by 4.4%. This growth resulted from a 8.9% increase in volumes exported, which was partially offset by a 4.1% decrease in prices.

In 2013, exports of goods totaled U.S.$76.0 billion, representing a 5.0% decrease as compared to 2012, primarily due to a 3.7% decrease in export volumes and a 1.4% decrease in prices.

In 2013:

•	exports of primary products decreased by 6.7%. This decrease resulted from a 8.6% reduction in volumes exported, which was partially offset by a 2.1% increase in prices;

•	exports of manufactured goods of agricultural origin increased by 0.8%. This increase resulted from a 1.3% rise in prices and a 0.5% decrease in volumes;

•	exports of manufactured goods of industrial origin decreased by 5.7%. This reduction resulted from a 0.6% decrease in volumes exported and a 5.2% decrease in prices; and

•	exports of fuel and energy decreased by 20.3%. This reduction resulted from a 21.4% decrease in volumes and a 1.4% increase in prices.

In 2014, exports of goods totaled U.S.$68.4 billion, representing a 9.9% decrease as compared to 2013, primarily due to a 7.9% reduction in export volumes and a 2.4% decrease in prices.

In 2014:

•	exports of primary products decreased by 19.9%. This decrease resulted from a reduction in both prices and volumes. Prices fell by 11.7% and volumes exported decreased by 9.3%;

•	exports of manufactured goods of agricultural origin decreased by 2.2%. This decrease resulted from a reduction in both volumes and prices. Volumes exported decreased by 1.5% and prices fell by 0.8%;

•	exports of manufactured goods of industrial origin decreased by 11.1%. This decrease resulted from a 12.4% reduction in volumes exported, which was partially offset by a 1.5% increase in prices; and

•	exports of fuel and energy decreased by 11.7%. This decrease resulted from a reduction in both prices and volumes. Prices fell by 5.7% and volumes exported decreased by 6.4%.

In 2015, exports of goods totaled U.S.$56.8 billion, representing a 17.0% decrease as compared to 2014, primarily due to a 1.5% reduction in export volumes and a 15.6% decrease in prices.

In 2015:

•	exports of primary products decreased by 6.7%. This decrease resulted from an 18.6% fall in prices and a 14.7% increase in volumes exported;

•	exports of manufactured goods of agricultural origin decreased by 11.8%. This decrease resulted primarily from a 20.0% fall in prices, which was partially offset by an increase in volumes exported;

•	exports of manufactured goods of industrial origin decreased by 21.2%. This decrease resulted from a 2.5% fall in prices and a 19.2% reduction in volumes exported; and

•	exports of fuel and energy decreased by 54.2%. This decrease resulted from a 45.5% fall in prices and a 15.7% reduction in volumes exported.

In 2016, exports of goods totaled U.S.$57.7 billion, representing a 1.7% increase as compared to 2015, primarily due to a 6.6% increase in export volumes, which was partially offset by a 4.6% decrease in prices.

In 2016:

•	exports of primary products increased by 17.9%. This increase resulted from a 22.9% increase in volume, which was partially offset by a 4.1% decrease in prices;

•	exports of manufactured goods of agricultural origin increased slightly by 0.2%. This increase resulted primarily from a 4.3% increase in volumes exported, which was offset by a 4.0% decrease in prices;

•	exports of manufactured goods of industrial origin decreased by 6.6%. This decrease resulted from a 4.1% fall in prices and a 2.6% reduction in volumes exported; and

•	exports of fuel and energy decreased by 11.3%. This decrease resulted from a 12.3% fall in prices, which was partially offset by a 1.2% increase in volumes exported.

Argentina’s main exports in recent years have been commodities such as soy and cereals, as well as processed agricultural products and industrial goods. In 2016, 67.6% of all exports were agricultural (either primary or processed).

The following tables set forth information on Argentina’s export products for the periods specified.

Exports by Groups of Products(1)

(in millions of U.S. dollars)

	2012		2013		2014		2015		2016
Primary products:
Cereal	U.S.$	9,530	U.S.$	8,312	U.S.$	5,237	U.S.$	4,842	U.S.$	6,990
Seeds and oilseeds		3,796		4,616		4,211		4,746		3,840
Copper		2,098		1,360		1,250		711		935
Fruits		1,024		1,071		966		776		874
Fish and raw seafood		990		1,182		1,256		1,180		1,422
Vegetables		699		451		507		461		723
Tobacco		370		325		265		195		372
Honey		215		213		204		164		169
Others		318		234		317		216		287
Total		19,040		17,764		14,214		13,291		15,612
Manufactured goods of agricultural origin:
Residues(2)		10,971		12,028		12,845		10,650		10,803
Oils and fats		5,929		5,182		4,316		4,703		4.969
Meat		1,942		2,008		1,935		1,444		1,538
Vegetable Products		1,370		1,287		1,021		1,113		1,158
Dairy food		1,296		1,450		1,309		866		634
Grain mill products		1,185		904		1,026		870		751
Drinks, alcoholic beverages and vinegar		1,033		987		939		929		927
Hides and skins		880		958		1,044		861		750
Others		2,177		2,198		1,985		1,855		1,812
Total		26,784		27,002		26,420		23,291		23,342
Manufactured goods of industrial origin:
Transport equipment		9,569		10,098		8,345		5,992		5,029
Chemicals		5,644		4,909		4,982		4,153		4,478
Basic metals		2,840		2,542		2,263		1,344		1,253
Stones and precious metals		2,567		2,054		2,068		2,514		2,256
Machines and equipment		2,371		2,277		1,882		1,375		1,231
Plastics		1,390		1,287		1,293		950		978
Maritime, fluvial and air transport vehicles		650		576		313		290		341
Paper, cardboard, and printed publications		524		486		449		387		334
Rubber and its manufactures		393		373		339		228		252
Others		1,233		1,034		889		721		610
Total		27,181		25,635		22,823		17,955		16,760
Fuel and energy:
Fuel		6,841		5,562		4,950		2,251		1,936
Energy		137		—		—		1		3
Total		6,978		5,562		4,950		2,252		1,938
Total exports	U.S.$	79,982	U.S.$	75,963	U.S.$	68,407	U.S.$	56,788	U.S.$	57,665

(1)	Measured on an FOB basis.
(2)	Residues refer to the byproducts left over from the processing of agricultural goods that can be resold for other purposes.

Source: INDEC and Ministry of the Treasury.

Exports by Groups of Products(1)

(as % of total exports)

	2012	2013	2014	2015	2016
Primary products:
Cereal	11.9%	10.9%	7.7%	8.5%	12.1%
Seeds and oilseeds	4.7	6.1	6.2	8.4	6.7
Copper	2.6	1.8	1.8	1.3	1.6
Fruits	1.3	1.4	1.4	1.4	1.5
Fish and raw seafood	1.2	1.6	1.8	2.1	2.5
Vegetables	0.9	0.6	0.7	0.8	1.3
Tobacco	0.5	0.4	0.4	0.3	0.6
Honey	0.3	0.3	0.3	0.3	0.3
Others	0.4	0.3	0.5	0.4	0.5
Total	23.8%	23.4%	20.8%	23.4%	27.1%
Manufactured goods of agricultural origin:
Residues(2)	13.7%	15.8%	18.8%	18.8%	18.7%
Oils and fats	7.4	6.8	6.3	8.3	8.6
Meat	2.4	2.6	2.8	2.5	2.7
Vegetable Products	1.7	1.7	1.5	2.0	2.0
Dairy food	1.6	1.9	1.9	1.5	1.1
Grain mill products	1.5	1.2	1.5	1.5	1.3
Drinks, alcoholic beverages and vinegar	1.3	1.3	1.4	1.6	1.6
Hides and skins	1.1	1.3	1.5	1.5	1.3
Others	2.7	2.9	2.9	3.3	3.1
Total	33.5%	35.5%	38.6%	41.0%	40.5%
Manufactured goods of industrial origin:
Transport equipment	12.0%	13.3%	12.2%	10.6%	8.7%
Chemicals	7.1	6.5	7.3	7.3	7.8
Basic metals	3.6	3.3	3.3	2.4	2.2
Stones and precious metals	3.2	2.7	3.0	4.4	3.9
Machines and equipment	3.0	3.0	2.8	2.4	2.1
Plastics	1.7	1.7	1.9	1.7	1.7
Maritime, fluvial and air transport vehicles	0.8	0.8	0.5	0.5	0.6
Paper, cardboard, and printed publications	0.7	0.6	0.7	0.7	0.6
Rubber and its manufactures	0.5	0.5	0.5	0.4	0.4
Others	1.5	1.4	1.3	1.3	1.1
Total	34.0%	33.7%	33.4%	31.6%	29.1%
Fuel and energy:
Fuel	8.6%	7.3%	7.2%	4.0%	3.4%
Energy	0.2	—	—	—	—
Total	8.7	7.3	7.2	4.0	3.4
Total Exports	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Measured on an FOB basis.
(2)	Residues refer to the byproducts left over from the processing of agricultural goods that can be resold for other purposes.

Source: INDEC and Ministry of the Treasury.

Imports

In 2012, imports of goods decreased by 8.1% to U.S.$68.0 billion from U.S.$74.0 billion in 2011. 47.8% of total imports were intermediate and capital goods. Imports of fuel and energy decreased by 6.8% and imports of motor vehicles for passengers decreased by 4.2%, both types of imports together representing approximately 20.8% of total imports.

In 2013, imports of goods increased by 9.5% to U.S.$74.4 billion from U.S.$68.0 billion in 2012. Intermediate and capital goods represented 46.6% of total imports. Imports of fuel and energy increased by 36.5% and imports of motor vehicles for passengers increased by 31.8%.

In 2014, imports of goods decreased by 12.4% to U.S.$65.2 billion from U.S.$74.4 billion in 2013. Intermediate and capital goods represented 42.1% of total imports. Imports of motor vehicles for passengers decreased by 49.5%, imports of spare parts and accessories for capital goods decreased by 18.2% and imports of consumption goods decreased by 11.5%.

In 2015, imports of goods decreased by 8.3% to U.S.$59.8 billion from U.S.$65.2 billion in 2014. Intermediate and capital goods represented 46.5% of total imports. Imports of fuel and energy decreased by 40.3% and imports of motor vehicles for passengers decreased by 6.2%, while imports of spare parts and accessories for capital goods decreased by 3.0% and imports of consumption goods increased by 3.1%, in each case in terms of their U.S. dollar value.

In 2016, imports of goods decreased by 7.0% to U.S.$55.6 billion from U.S.$59.8 billion in 2015. Intermediate and capital goods represented 50.0% of total imports. Imports of fuel and energy decreased by 28.8% and imports of motor vehicles for passengers increased by 33.6%, while imports of spare parts and accessories for capital goods decreased by 11.5% and imports of consumption goods increased by 9.5%, in each case in terms of their U.S. dollar value.

The following tables set forth information on Argentina’s import products grouped by economic uses for the periods specified.

Imports by Economic Uses(1)

(in millions of U.S. dollars)

	2012		2013		2014		2015		2016
Capital goods	U.S.$	11,823	U.S.$	11,816	U.S.$	11,708	U.S.$	11,790	U.S.$	12,111
Intermediate goods		19,823		19,516		18,647		18,090		15,475
Fuel and energy		9,128		12,464		11,455		6,842		4,872
Parts and accessories of capital goods		14,385		15,954		13,054		12,658		11,204
Consumption goods		7,153		7,400		6,548		6,754		7,399
Motor vehicles for passengers		5,359		7,063		3,569		3,346		4,469
Others		303		229		249		276		212
Total		67,974		74,442		65,230		59,757		55,608

(1)	Measured on a CIF basis. Figures presented in this table differ from those presented in the tables titled “Balance of Payments” because the latter were calculated on a FOB basis.

The following tables set forth information on Argentina’s import products grouped by principal characteristics for the periods specified.

Imports by Groups of Products(1)

(in millions of U.S. dollars)

	2012		2013		2014		2015		2016
Machines, instruments and electric materials	U.S.$	17,533	U.S.$	18,808	U.S.$	16,795	U.S.$	16,928	U.S.$	15,412
Transport equipment		13,140		15,040		10,395		9,647		11,414
Industrial products		10,057		10,108		9,802		9,439		8,485
Mineral products		9,609		13,056		12,099		7,334		5,029
Plastic, rubber and manufactures		4,118		4,207		3,742		3,642		3,186
Common metals and manufactures		3,918		3,643		3,432		3,524		2,622
Optical instruments, medical-surgical precision equipment, watches and music equipment		1,708		1,762		1,699		1,892		1,683
Textiles and manufactures		1,588		1,524		1,385		1,425		1,464
Wood pulp, paper and paperboard		1,263		1,218		1,111		1,212		1,047
Commodities and other products		1,043		1,042		905		910		1,031
Feeding products, beverages and tobacco		998		944		897		873		922
Products of vegetable origin		598		623		618		643		977
Stone manufactures, plaster and cement, asbestos, mica, ceramic and glass		536		568		543		603		580
Footwear, umbrellas, artificial flowers and others		463		488		417		474		612
Live animals and products of animal origin		235		198		173		167		243
Other products		1,166		1,213		1,214		1,073		903
Total imports	U.S.$	67,974	U.S.$	74,442	U.S.$	65,229	U.S.$	59,787	U.S.$	55,610

(1)	Measured on a CIF basis. Figures presented in this table differ from those presented in the tables titled “Balance of Payments” because the latter were calculated on a FOB basis.

Source: INDEC and Ministry of the Treasury.

Imports by Groups of Products(1)

(as % of total imports)

	2012	2013	2014	2015	2016
Machines, instruments and electric materials	25.8%	25.3%	25.7%	28.3%	27.7%
Transport equipment	19.3	20.2	15.9	16.1	20.5
Industrial products	14.8	13.6	15.0	15.8	15.3
Mineral products	14.1	17.5	18.5	12.3	9.0
Plastic, rubber and manufactures	6.1	5.7	5.7	6.1	5.7
Common metals and manufactures	5.8	4.9	5.3	5.9	4.7
Optical instruments, medical-surgical precision equipment, watches and music equipment	2.5	2.4	2.6	3.2	3.0
Textiles and manufactures	2.3	2.0	2.1	2.4	2.6
Wood pulp, paper and paperboard	1.9	1.6	1.7	2.0	1.9
Commodities and other products	1.5	1.4	1.4	1.5	1.9
Feeding products, beverages and tobacco	1.5	1.3	1.4	1.5	1.7
Products of vegetable origin	0.9	0.8	0.9	1.1	1.8
Stone manufactures, plaster, cement, asbestos, mica, ceramic and glass	0.8	0.8	0.8	1.0	1.0
Footwear, umbrellas, artificial flowers and others	0.7	0.7	0.6	0.8	1.1
Live animals and products of animal origin	0.3	0.3	0.3	0.3	0.4
Other products	1.7	1.6	1.9	1.8	1.6
Total imports	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Measured on a CIF basis. Figures presented in this table differ from those presented in the tables titled “Balance of Payments” because they were calculated on a FOB basis.

Source: INDEC and Ministry of the Treasury.

Trade Regulation

Until the beginning of the 1990s, Argentina had a relatively closed economy modeled around import substitution policies with significant trade barriers. Although certain reforms were pursued from the 1960s through the 1980s to liberalize trade, it was only during the Menem administration in the 1990s that the Government implemented significant trade liberalization measures.

Trade policies remained relatively stable during the 1990s, marked by few export tariffs and low import tariffs in certain sectors of the economy. Following the collapse of the Convertibility Regime in 2002, the Government introduced trade measures intended to increase Government revenues, stem the outflow of foreign currencies, manage the pricing of basic goods and protect the stability and growth of local industries.

The Ministry of Agriculture, Livestock and Fisheries regulates production and sale of agricultural products, while the Unidad de Coordinación y Evaluación de Subsidios al Consumo Interno (Unit of Coordination and Evaluation of Subsidies to Internal Consumption), formed in 2011, manages subsidies and support to the agricultural sector.

In 2012, a complaint was submitted to the dispute settlement body of the WTO challenging Argentina’s use of non-trade barriers and certain practices of the Government with respect to imports. The dispute related to two primary measures: (i) the requirement for importers to file a non-automatic import license in the form of a DJAI and (ii) the imposition of trade-related requirements mandating foreign companies to limit their imports, offset their imports with equivalent exports and increase the local content of products made within Argentina as a condition to import into Argentina or to obtain certain benefits. The WTO dispute settlement body found that such practices violated international trade rules. Argentina was given until December 31, 2015, to comply with the WTO’s ruling. On January 14, 2016, Argentina notified the dispute settlement body of the WTO that it had repealed the disputed measures and, on January 18, 2016, the European Union and Argentina informed the dispute settlement body that an understanding had been reached. In August 2017, Argentina recommenced exporting lemons to the United States (after 16 years of restrictions) and to Brazil (after eight years of restrictions), began exporting lemons to Mexico and reached agreements in the field of agriculture with Japan.

Geographic Distribution of Trade

Argentina’s primary trading partner is Brazil. Argentina also conducts a substantial amount of trade with China, the United States and other countries in Latin America and Europe.

The following tables provide information on the geographic distribution of Argentine exports for the periods specified.

Geographic Distribution of Exports(1)

(in millions of U.S. dollars)

	2012		2013		2014		2015		2016
Brazil	U.S.$	16,457	U.S.$	15,949	U.S.$	13,883	U.S.$	10,100	U.S.$	9,029
China		5,379		5,837		4,792		5,388		4,661
United States		4,023		4,182		4,082		3,433		4,483
Chile		5,055		3,825		2,794		2,404		2,298
Venezuela		2,220		2,157		1,987		1,370		707
Spain		2,515		1,669		1,694		1,362		379
Germany		1,970		1,637		1,536		1,340		697
Uruguay		1,954		1,845		1,650		1,331		1,153
Canada		2,213		1,703		1,655		1,295		1,148
Netherlands		2,204		1,913		1,574		1,213		1,002
Peru		1,925		1,421		1,114		721		820
Rest of ALADI(2)		5,861		5,361		4,548		3,475		3,483
Rest of EU		4,856		4,619		4,894		4,323		6,461
Association of Southeast Asian Nations		4,392		5,097		5,179		4,583		5,803
Middle East		3,231		3,648		3,179		2,249		2,259
Rest of Asia		4,537		4,367		3,855		3,937		4,566
Rest of world(3)		9,093		8,617		8,120		7,328		8,110
Indeterminate destination(4)		2,097		2,116		1,871		936		674
Total(5)	U.S.$	79,982	U.S.$	75,963	U.S.$	68,407	U.S.$	56,788	U.S.$	57,733
Memorandum items:
MERCOSUR(6)	U.S.$	21,999	U.S.$	21,250	U.S.$	18,735	U.S.$	13,856	U.S.$	11,869
ALADI	U.S.$	33,472	U.S.$	30,558	U.S.$	25,976	U.S.$	19,401	U.S.$	17,490

(1)	Measured on an FOB basis.
(2)	As of December 31, 2016, ALADI comprises the following countries: Argentina, Bolivia, Brazil, Chile, Colombia, Cuba, Ecuador, Mexico, Paraguay, Peru, Panama, Uruguay and Venezuela.
(3)	Includes imports from all other countries.
(4)	Includes exports for which the destination could not be identified.
(5)	Figures in this table are updated less frequently than those presented in the “Balance of Payments” table and thus total exports in this table may differ from those in the “Balance of Payments” table.
(6)	As of December 31, 2016, MERCOSUR included the following countries: Argentina, Brazil, Paraguay, Uruguay and Venezuela. For more information on MERCOSUR members see “The Republic of Argentina—Foreign Affairs.”

Source: INDEC and Ministry of the Treasury.

Geographic Distribution of Exports(1)

(as % of total exports)

	2012	2013	2014	2015	2016
Brazil	20.6%	21.0%	20.3%	17.8%	15.6%
China	6.7	7.7	7.0	9.5	8.1
United States	5.0	5.5	6.0	6.0	7.8
Chile	6.3	5.0	4.1	4.2	4.0
Venezuela	2.8	2.8	2.9	2.4	1.2
Spain	3.1	2.2	2.5	2.4	0.7
Germany	2.5	2.2	2.2	2.4	1.2
Uruguay	2.4	2.4	2.4	2.3	2.0
Canada	2.8	2.2	2.4	2.3	2.0
Netherlands	2.8	2.5	2.3	2.1	1.7
Peru	2.4	1.9	1.6	1.3	1.4
Rest of ALADI(2)	7.3	7.1	6.6	6.1	6.0
Rest of EU	6.1	6.1	7.2	7.6	11.2
Association of Southeast Asian Nations	5.5	6.7	7.6	8.1	10.1
Middle East	4.0	4.8	4.6	4.0	3.9
Rest of Asia	5.7	5.7	5.6	6.9	7.9
Rest of world(3)	11.4	11.3	11.9	12.9	14.0
Indeterminate destination(4)	2.6	2.8	2.7	1.6	1.2
Total(5)	100.0%	100.0%	100.0%	100.0%	100.0%
Memorandum items:
MERCOSUR(6)	27.5%	28.0%	27.4%	24.4%	20.6%
ALADI	41.8%	40.2%	38.0%	34.2%	30.3%

(1)	Measured on an FOB basis.
(2)	As of December 31, 2016, ALADI included the following countries: Argentina, Bolivia, Brazil, Chile, Colombia, Cuba, Ecuador, Mexico, Paraguay, Panama, Peru, Uruguay and Venezuela.
(3)	Includes imports from all other countries.
(4)	Includes exports for which the destination could not be identified.
(5)	Figures in this table are updated less frequently than those presented in the “Balance of Payments” table and thus total exports in this table may differ from those in the “Balance of Payments” table.
(6)	As of December 31, 2016, MERCOSUR included the following countries: Argentina, Brazil, Paraguay, Uruguay and Venezuela. For more information on MERCOSUR members see “The Republic of Argentina—Foreign Affairs.”

Source: INDEC and Ministry of the Treasury.

The following tables provide information on the geographic distribution of Argentina’s imports for the periods specified.

Geographic Distribution of Imports(1)

(in millions of U.S. dollars)

	2012		2013		2014		2015		2016
Brazil	U.S.$	17,805	U.S.$	19,321	U.S.$	14,293	U.S.$	13,100	U.S.$	13,674
China		9,932		11,341		10,743		11,776		10,483
United States		8,476		8,069		8,834		7,700		6,985
Germany		3,698		3,892		3,507		3,130		471
Mexico		889		970		908		820		1,785
France		1,591		1,740		1,416		1,450		921
Italy		1,453		1,666		1,629		1,370		1,447
Japan		1,498		1,521		1,374		1,223		953
Spain		1,317		1,371		1,073		957		312
Chile		1,006		970		819		717		689
Netherlands		1,130		1,075		780		452		1,436
Rest of ALADI(2)		4,444		6,021		5,073		4,004		2,600
Rest of EU		4,226		4,476		3,855		3,909		6,145
Association of Southeast Asian Nations		2,063		2,268		2,002		2,038		2,336
Middle East		731		1,291		1,058		536		781
Rest of Asia		2,370		2,639		2,138		2,349		2,077
Rest of world(3)		4,670		5,160		5,022		3,700		2,103
Indeterminate origin(4)		675		651		706		526		412
Total(5)	U.S.$	67,974	U.S.$	74,442	U.S.$	65,230	U.S.$	59,757	U.S.$	55,610
Memorandum items:
MERCOSUR(6)	U.S.$	18,827	U.S.$	20,449	U.S.$	15,272	U.S.$	13,968	U.S.$	14,948
ALADI	U.S.$	24,144	U.S.$	27,282	U.S.$	21,093	U.S.$	18,641	U.S.$	18,748

(1)	Measured on a CIF basis.
(2)	As of December 31, 2016, ALADI included the following countries: Argentina, Bolivia, Brazil, Chile, Colombia, Cuba, Ecuador, Mexico, Paraguay, Panama, Peru, Uruguay and Venezuela.
(3)	Includes imports from all other countries.
(4)	Includes imports for which the origin could not be identified.
(5)	Figures in this table are updated less frequently than those presented in the “Balance of Payments” table and thus total exports in this table may differ from those in the “Balance of Payments” table.
(6)	As of December 31, 2016, MERCOSUR included the following countries: Argentina, Brazil, Paraguay, Uruguay and Venezuela. For more information on MERCOSUR members see “The Republic of Argentina—Foreign Affairs.”

Source: INDEC and Ministry of the Treasury.

Geographic Distribution of Imports(1)

(as % of total imports)

	2012	2013	2014	2015	2016
Brazil	26.2%	26.0%	21.9%	21.9%	24.6%
China	14.6	15.2	16.5	19.7	18.9
United States	12.5	10.8	13.5	12.9	12.6
Germany	5.4	5.2	5.4	5.2	0.8
Mexico	1.3	1.3	1.4	1.4	3.2
France	2.3	2.3	2.2	2.4	1.7
Italy	2.1	2.2	2.5	2.3	2.6
Japan	2.2	2.0	2.1	2.0	1.7
Spain	1.9	1.8	1.6	1.6	0.6
Chile	1.5	1.3	1.3	1.2	1.2
Netherlands	1.7	1.4	1.2	0.8	2.6
Rest of ALADI(2)	6.5	8.1	7.8	6.7	4.7
Rest of EU	6.2	6.0	5.9	6.5	11.1
Association of Southeast Asian Nations	3.0	3.0	3.1	3.4	4.2
Middle East	1.1	1.7	1.6	0.9	1.4
Rest of Asia	3.5	3.5	3.3	3.9	3.7
Rest of world(3)	6.9	6.9	7.7	6.2	3.8
Indeterminate origin(4)	1.0	0.9	1.1	0.9	0.7
Total	100.0%	100.0%	100.0%	100.0%	100.0%
Memorandum items:
MERCOSUR(5)	27.7%	27.5%	23.4%	23.4%	26.9%
ALADI	35.5%	36.6%	32.3%	31.2%	33.7%

(1)	Measured on a CIF basis.
(2)	As of December 31, 2016, ALADI comprised the following countries: Argentina, Bolivia, Brazil, Chile, Colombia, Cuba, Ecuador, Mexico, Paraguay, Panama, Peru, Uruguay and Venezuela.
(3)	Includes imports from all other countries.
(4)	Includes imports for which the origin could not be identified.
(5)	As of December 31, 2016, MERCOSUR included the following countries: Argentina, Brazil, Paraguay, Uruguay and Venezuela. For more information on MERCOSUR members see “The Republic of Argentina—Foreign Affairs.”

Source: INDEC and Ministry of the Treasury.

Trade with MERCOSUR Countries

Common market framework

In addition to Argentina, the MERCOSUR “Member States” include Brazil, Paraguay, Uruguay and, commencing in 2012, Venezuela. In December 2012, Bolivia began the process of accession as a Member State, having previously been an Associate State. MERCOSUR’s objective is to gradually integrate the economies of its member countries through the elimination of trade barriers, the harmonization of macroeconomic policies and the establishment of a common external tariff and a common external trade policy. See, however, “The Republic of Argentina—Foreign Affairs.”

Trade within MERCOSUR

Trade among MERCOSUR Member States increased significantly in the 10 years leading up to 2010, but has decreased ever since. During 2014, intra-regional commerce represented 13.1% of all MERCOSUR commerce, the lowest level since 2006. This decline has occurred in the context of deteriorating external and internal economic conditions. This negative performance has been a widespread phenomenon affecting all Member States.

Argentina’s trade with MERCOSUR Member States reached U.S.$26.8 billion in 2016, representing 23.7% of Argentina’s total trade. Argentine exports to the other MERCOSUR Member States amounted to more than U.S.$11.9 billion, equivalent to 20.6% of Argentina’s total global exports, while imports from MERCOSUR amounted to U.S.$14.9 billion, equivalent to 26.9% of Argentina’s total imports. Argentina registered a U.S.$3.1 million trade deficit with MERCOSUR in 2016, as compared to a deficit of U.S.$112 million in 2015, primarily due to a U.S.$1.6 billion increase in the trade deficit with Brazil and a U.S.$1.6 billion increase in the trade deficit with Venezuela.

Brazil

Brazil is Argentina’s primary export market and source of imports. Manufactured goods of industrial origin account for approximately 80% of commerce between the countries. In 2016, the main imports from Brazil included intermediate goods, which totaled U.S.$3.9 billion, and motor vehicles which totaled U.S.$3.4 billion. Main exports to Brazil in 2016 were manufactured goods of industrial origin, which totaled U.S.$5.7 billion, followed by primary products, which totaled U.S.$1.8 billion. In 2016, Argentina’s trade deficit with Brazil was U.S.$4.6 billion, as compared to a deficit of U.S.$3.0 billion in 2015, primarily as a result of a 4.4% increase in total imports from Brazil, which was further accentuated by a 10.6% decrease in total exports to Brazil. The deterioration of the trade deficit is attributable in part to the slowdown affecting Brazil’s economy.

The decrease in exports in 2016 as compared to 2015 was mainly the result of the decreases in the following product categories:

•	manufactured goods of industrial origin, which decreased by 20.8% to U.S.$5.7 billion; and

•	fuel and energy, which decreased by 21.8% to U.S.$218 million.

The increase in imports in 2016 compared to 2015 was primarily due to a 41.3% increase in imports of capital goods and a 29.0% increase in imports of motor vehicles.

China

China has become one of Argentina’s main trade partners. The main imports from China include chemical products, machinery and electronic devices, motorcycles and engines with small cylinder volumes, and toys. The main exports to China include agricultural commodities, such as wheat, soy and corn.

In 2016, the main imports from China included capital goods, which totaled U.S.$3.1 billion, and spare parts and accessories, which totaled U.S.$2.8 billion. The main exports to China in 2016 were primary products, which totaled U.S.$3.2 billion, followed by manufactured products of agricultural origin, which totaled U.S.$0.9 billion. In 2016, Argentina’s trade deficit with China was U.S.$5.8 billion, as compared to U.S.$6.4 billion in 2015, primarily as a result of a 13.5% decrease in total exports, which was partially offset by a 11.0% decrease in total imports from China.

The decrease in imports in 2016 as compared to 2015 was mainly the result of the decreases in the following product categories:

•	spare parts and accessories, which decreased by 21.1% to U.S.$2.8 billion; and

•	capital goods, which decreased by 11.9% to U.S.$3.1 billion.

The decrease in exports in 2016 as compared to 2015 was primarily due to a 16.6% decrease in exports of primary products, and a 22.1% decrease in manufactured products of industrial origin exports.

United States

Historically, the United States has been one of Argentina’s most important trade partners. Manufactured goods constitute a significant share of Argentine exports to the United States, while capital and intermediate goods constitute a significant share of Argentina’s imports from the United States.

In March 2012, the United States suspended Argentina from the U.S. Generalized System of Preferences, or “GSP,” under which certain Argentine exports enjoyed preferential tariffs, due to Argentina’s failure to comply with ICSID awards related to U.S. companies.

In 2016, the main imports from the United States included intermediate goods, which totaled U.S.$2.1 billion, and capital goods (such as machines, instruments and electric materials), which totaled U.S.$1.8 billion. The main exports to the United States for the same period were manufactured products of industrial origin, which totaled U.S.$2.8 billion, followed by manufactured products of agricultural origin, which totaled U.S.$0.9 million. In 2016, Argentina’s trade deficit with the United States was U.S.$2.5 billion, as compared to a deficit of U.S.$4.3 billion in 2015, mainly due to a 30.6% increase in total exports to the United States, which was partially offset by a 9.3% decrease in total imports from the United States.

The decrease in imports as compared to 2015 was mainly the result of decreases in the following products:

•	intermediate goods, which decreased by 21.8% to U.S.$2.1 billion; and

•	energy and fuel, which decreased by 10.4% to U.S.$1.2 billion.

The increase in exports in 2016 as compared to 2015 was primarily due to a 84.2% increase in exports of manufactured products of industrial origin, and a 2.3% increase in primary products exports. This increase was partially offset by a 13.5% decrease in exports of manufactured goods of agricultural origin and a 22.0% decrease in exports of energy and fuel.

Trade of Services

The services trade balance reflects the amount of services (including financial services, but excluding payments of interest, dividends and other income) that Argentine residents purchase outside Argentina, relative to the amount of services that non-residents purchase in Argentina. For instance, a deficit in service trade indicates that the value of services purchased by Argentine residents outside Argentina exceeds the value of services purchased in Argentina by non-residents. Argentina’s services account also factors in partially in Argentina’s overall level of trade in goods since it includes the freight and insurance services associated with export and import transactions.

The main components of Argentina’s services trade balance in 2016 were:

•	the transportation account, which recorded net outflows that increased to U.S.$2.5 billion in 2016, as compared to net outflows of U.S.$2.1 billion in 2015; and

•	the tourism account, which recorded net outflows that decreased to U.S.$4.6 billion in 2016, from U.S.$2.1 billion in 2015.

The aggregate deficit recorded by these sectors was partially offset by a U.S.$1.0 billion net inflow in 2016 recorded by professional, technical and business services compared to a U.S.$1.1 billion surplus recorded in 2015.

In 2012, net outflows recorded by the trade of services account increased by U.S.$0.9 billion to U.S.$4.1 billion, as a result of increased outflows on account of services, which grew at a faster pace than inflows on account of services in the same period. Specifically, the increase in net outflows recorded by the trade of services account in 2012 was due to a 368.2% deficit increase in the tourism account, from U.S.$0.2 billion in 2011 to U.S.$1.1 billion in 2012, which was partially offset by a 17.3% net inflows in the other services account (which includes telecommunications, information technology, and other information services) from U.S.$1.4 billion in 2011 to U.S.$1.6 billion in 2012.

In 2013, net outflows recorded by the trade of services account increased by U.S.$1.2 billion to U.S.$5.3 billion, as a result of the increase in outflows on account of services, which exceeded the increase in inflows on account of such services. Specifically, the increase in net outflows recorded by the trade of services account in 2013 was due to:

•	a 24.7% net outflows increase in the tourism account, from U.S.$1.1 billion in 2012 to U.S.$1.4 billion in 2013; and

•	a 27.1% net inflows decrease in the other services account, from U.S.$1.6 billion in 2012 to U.S.$1.2 billion in 2013.

In 2014, net outflows recorded by the trade of services account decreased by U.S.$0.7 billion to U.S.$4.6 billion, as outflows on account of services decreased more than inflows on account of services. Specifically, the decrease in net outflows recorded by trade of services account in 2014 was due to:

•	a 33.9% net outflows decrease in the transportation account, from U.S.$2.5 billion in 2013 to U.S.$1.7 billion in 2014; and

•	a 27.3% net outflows decrease in the tourism account, from U.S.$1.4 billion in 2013 to U.S.$1.0 billion in 2014.

These net outflows decreases were partially offset by a 63.5% net inflows decrease in the professional, technical and business services account, from U.S.$1.2 million in 2013 to U.S.$1.0 million in 2014.

In 2015, the net outflows recorded by the trade of services account increased by U.S.$1.2 billion to U.S.$5.8 billion, as a result of an increase in outflows on account of services that exceeded inflows on account of services. Specifically, the increase in net outflows recorded by the trade of services account in 2015 was due to:

•	a 26.9% net outflows increase in the transportation account, from U.S.$1.7 billion in 2014 to U.S.$2.1 billion in 2015; and

•	a 100.9% net outflows increase in the tourism account, from U.S.$1.0 billion in 2014 to U.S.$2.1 billion in 2015.

These net outflows increases were partially offset by a 100.4% increase in net inflows in the other services account, from U.S$192 million in 2014 to U.S.$384 million in 2015.

In 2016, net outflows recorded by the trade of services account increased by U.S.$2.6 billion to U.S.$8.4 billion, as a result of an increase in outflows on account of services that was exacerbated by a decrease in inflows on account of services. Specifically, the increase in net outflows recorded by the trade of services account in 2016 was due to:

•	a 18.6% net outflows increase in the transportation account, from U.S.$2.1 billion in 2015 to U.S.$2.5 billion in 2016; and

•	a 126.1% net outflows increase in the tourism account, from U.S.$2.1 billion in 2015 to U.S.$4.6 billion in 2016.

The table below sets forth the net results of Argentina’s services trade for the periods specified.

Services

(in millions of U.S. dollars, at current prices)

	2012		2013		2014		2015		2016
Transportation:
Freight	U.S.$	(1,675)	U.S.$	(1,867)	U.S.$	(1,667)	U.S.$	(1,571)	U.S.$	(1,501)
Passenger		(1,699)		(1,814)		(1,169)		(1,852)		(2,206)
Other		984		1,158		1,194		1,319		1,280
Total		(2,401)		(2,535)		(1,677)		(2,127)		(2,522)
Tourism		(1,104)		(1,408)		(1,023)		(2,055)		(4,646)
Royalties		(2,059)		(2,149)		(1,925)		(2,016)		(1,933)
Professional, technical, business services		1,628		1,187		1,027		1,076		1,001
Others(1)		(162)		(424)		(1,012)		(664)		(345)
Total services	U.S.$	(4,097)	U.S.$	(5,329)	U.S.$	(4,610)	U.S.$	(5,786)	U.S.$	(8,446)

(1)	Includes communication, construction, insurance, financial, information, entertainment and recreational services, as well as certain Government services.

Source: INDEC and Ministry of the Treasury.

Tourism

In 2012, the tourism sector registered U.S.$1.1 billion net outflows compared to U.S.$236 million net outflows in 2011. This increase in net outflows was primarily due to a 7.7% decrease in inflows related to non-residents traveling to Argentina and a 8.0% increase in outflows related to residents traveling abroad.

In 2013, the tourism sector registered a U.S.$1.4 billion net outflows compared to a U.S.$1.1 billion deficit in 2012. This increase in net outflows was primarily due to a 9.8% decrease in inflows related to non-residents traveling to Argentina and a 3.0% increase in outflows related to residents traveling abroad.

In 2014, the tourism sector registered U.S.$1.0 billion net outflows compared to U.S.$1.4 billion net outflows in 2013. This decrease in net outflows was primarily due to a 9.6% increase in inflows related to non-residents traveling to Argentina and a 0.9% increase in outflows related to residents traveling abroad.

In 2015, the tourism sector registered U.S.$2.1 billion net outflows compared to U.S.$1.0 billion net outflows in 2014. This increase in net outflows was primarily due to a 16.7% increase in outflows related to residents traveling abroad and a 0.7% decrease in inflows related to non-residents traveling to Argentina.

In 2016, the tourism sector registered U.S.$4.6 billion net outflows compared to U.S.$2.1 billion net outflows in 2015. This increase in net outflows was primarily due to a 33.7% increase in outflows related to residents traveling abroad and a 4.9% decrease in inflows from non-residents traveling to Argentina.

The following table sets forth tourism information for the dates specified.

Tourism Statistics

	2012	2013	2014	2015	2016
Foreign non-resident arrivals (in thousands)	14,747	13,700	15,276	14,234	n.a.
Average length of stay (number of nights)	11.76	11.34	10.98	11.30	n.a.
Income from tourism (in millions of U.S.$)	5,014	4,525	4,960	4,927	4,687
Expenses from tourism (in millions of U.S.$)	6,117	5,932	5,983	6,982	9,333

Balance (in millions of U.S.$)	(1,104)	(1,408)	(1,023)	(2,055)	(4,646)

Source: INDEC and Ministry of the Treasury.

Primary income

The primary income account reflects amounts payable and receivable between residents and non-residents in return for receiving or providing temporary use of labor, financial resources, or non-produced nonfinancial assets, including, among other things, compensation of personnel and investment income, comprised of revenues obtained or paid for direct investment, portfolio investment, other investments and reserve assets.

In 2012, the primary income deficit decreased by 8.8% to U.S.$13.8 billion, primarily due to a 13.6% decrease in net outflows from direct investment compared to 2011.

In 2013, the primary income deficit decreased by 4.3% to U.S.$13.2 billion, primarily due to a 6.6% decrease in net income outflows from direct investment compared to 2012.

In 2014, the primary income deficit decreased by 11.8% to U.S.$11.6 billion, primarily due to a 18.7% decrease in net dividend outflows from direct investment, partially offset by a 6.2% increase in portfolio investment outflows compared to 2013. The deficit in net reinvested earnings decreased by 23.9% in 2014.

In 2015, the primary income deficit increased by 4.2% to U.S.$12.1 billion, primarily due to an 11.6% increase in net outflows from direct investment. The increase in net outflows from direct investment was due to higher payments to non-residents from direct investment compared to 2014. The net portfolio investment outflows decreased by 6.7% compared to 2014.

In 2016, the primary income deficit increased by 0.4% to U.S.$12.2 billion, primarily due to a 29.5% increase in net portfolio investment outflows which was partially offset by a decrease in net outflows from direct investment compared to 2015. This decrease in net outflows from direct investment was due to a decrease in retained earnings, which was partially offset by an increase in dividend payments compared to 2015.

	2012	2013	2014	2015	2016
Primary Income (earnings)	(13,754)	(13,165)	(11,614)	(12,105)	(12,152)
Credit	2,255	2,427	2,562	2,359	2,934
Employee Compensation	156	178	171	216	189
Investment Income	2,100	2,249	2,391	2,144	2,746
Direct Investment	620	818	814	647	699
Portfolio Investment	10	8	13	14	13
Other Investment	1,416	1,386	1,546	1,458	1,973
Reserve Assets	54	37	17	24	61
Debit	16,009	15,592	14,176	14,464	15,087
Employee Compensation	218	243	205	190	191
Investment Income	15,791	15,348	13,970	14,274	14,896
Direct Investment	10,236	9,796	8,114	8,793	7,916
Portfolio Investment	3,694	3,785	4,024	3,758	4,861
Other Investment	1,861	1,767	1,832	1,724	2,118

Capital Account

The capital account shows the capital transfers between residents and non-residents of Argentina and the acquisition and disposal of non-produced, non-financial assets.

As required by the new balance of payments reporting methodology adopted by the INDEC in accordance with the IMF recommendations, the capital account is presented separately from the financial account.

The capital account registered surpluses for each year from 2012 to 2016.

In 2012, the capital account registered U.S.$48.0 million net inflows, decreasing 23.7% from the capital account U.S.$63 million net inflows recorded in 2011, mainly due to the increase in acquisitions of non-financial assets by residents of Argentina.

In 2013, the capital account recorded U.S.$33.0 million net inflows, decreasing 30.2% from the capital account U.S.$48.0 million net inflows recorded in 2012. This decrease was mainly due to a decrease in non-produced, non-financial assets inflows.

In 2014, the capital account recorded U.S.$57.0 million net inflows, a 70.0% increase over the capital account U.S.$33.0 net inflows recorded in 2013. This increase was mainly due to the increase in net capital transfers arising from debt forgiveness by non-residents to resident financial and non-financial entities, households and non-profit institutions.

In 2015, the capital account recorded U.S.$52.0 million net inflows, a 8.6% decrease from the capital account U.S.$57.0 million net inflows recorded in 2014. This decrease was mainly due to a reduction in capital transfers.

In 2016, the capital account recorded U.S.$360.0 million net inflows, a 592.0% increase from the capital account U.S.$52.0 million net inflows recorded in 2015. This increase was mainly due to the increase in debt forgiveness to financial and non-financial entities, households and non-profit institutions.

Financial Account

The financial account records the net acquisition and disposal of financial assets and liabilities between residents and non-residents.

The financial account includes direct investment flows, portfolio investment, financial derivatives (other than foreign currency reserves), other investments and reserve assets (monetary gold, special drawing rights, reserve position in the IMF and other reserve assets). The reserves of the Central Bank make up part of the financial account.

The financial account is reported by functional category and institutional sector. The financial account institutional sectors include the Central Bank, General Government, Deposit-Collecting Entities and Other Sectors, including the Non-Financial Private Sector and Other Financial Entities.

2012

In 2012, the financial account recorded net inflows of $2.8 billion, a 29.1% decrease in net liabilities compared to the previous year.

Central Bank. In 2012, the Central Bank had net repayments of U.S.$2.0 million in loans to multilateral credit agencies, compared with net disbursements of U.S.$5.0 million in 2011. Central Bank foreign currency reserves decreased by U.S.$3.3 billion in 2012 compared to a U.S.$6.1 billion foreign currency reserves decrease in 2011.

Deposit-Collecting Entities. In 2012, deposit-collecting entities recorded net inflows of U.S.$336 million, a decrease of 76.3% from the previous year, primarily attributable to the repayment of loans by residents to non-residents.

General Government. In 2012, the non-financial public sector recorded net outflows of U.S.$2.0 billion, a U.S.$45 million increase compared to the net outflows recorded in the previous year. This was mainly due to an increase in payments in GDP-linked warrants and to minor disbursements from multilateral credit agencies, which were partially offset by increased debt issuances by non-financial public sector entities.

Other Sectors. In 2012, other sectors recorded net inflows of U.S.$3.2 billion compared to the net outflows of U.S.$5.3 billion from the previous year. This variation is attributable mainly to a reduced flow of purchases of external assets and an increase in inflows from commercial financing.

2013

In 2013, the financial account recorded net inflows of U.S.$16.2 billion, a 479.8% increase in net liabilities compared to 2012.

Central Bank. In 2013, the Central Bank had repayments of U.S.$2.0 billion in loans to multilateral credit agencies. Central Bank foreign currency reserves declined by U.S.$11.8 billion, which was mainly attributable to public debt services payments in foreign currencies.

Deposit-Collecting Entities. In 2013, deposit-collecting entities recorded net inflows of $826.0 million, a 145.8% increase over the net inflows recorded by deposit-collecting entities in 2012. This increase is primarily attributable to an increase in the use of credit lines extended by non-resident lenders which was partially offset by a reduction in direct investments inflows and an increase in credit lines extended to non-resident.

General Government. In 2013, the non-financial public sector recorded net inflows of U.S.$1.1 billion, a U.S.$3.1 billion increase compared to the net outflows of U.S.$2.1 billion recorded in the previous year. This was mainly due to a decrease in payments on derivative instruments to non-resident entities.

Other Sectors. In 2013, other sectors recorded net inflows of U.S.$4.5 billion compared to net inflows of U.S.$3.2 billion from the previous year. The net acquisition of assets decreased compared to 2012 due to a decrease in the formation of external assets caused by a decrease in foreign currency exchanges and deposits. This decrease was partially offset by a decrease in net liabilities due to repayment of loans from non-resident lenders.

2014

In 2014, the financial account recorded net inflows of U.S.$9.3 billion, a 42.3% decrease compared to 2013.

Central Bank. In 2014, the Central Bank recorded net inflows of U.S.$2.0 million, mainly due to U.S.$3.2 billion in borrowings from non-resident lenders. Central Bank foreign currency reserves increased by U.S.$1.2 billion compared to the previous year.

Deposit-Collecting Entities. In 2014, deposit-collecting entities recorded net inflows of U.S.$820.0 million, a decrease of 0.7% over net inflows recorded by deposit-collecting entities in 2013, mainly due to a decrease in non-resident deposits and an increase in credit lines from non-resident institutions.

General Government. In 2014, the non-financial public sector recorded net inflows of U.S.$7.1 billion, a U.S.$6.0 billion increase over the net inflows of U.S.$1.1 billion recorded in the previous year. This increase was mainly due to an increase in loans from multilateral, bilateral, and other credit agencies.

Other Sectors. In 2014, net outflows in other sectors decreased to U.S.$618.0 million compared to net inflows of U.S.$4.5 billion in the previous year. This variation was primarily attributable to a 51.8% decrease in direct investment by non-residents and decreased inflows from commercial financing.

2015

In 2015, the financial account recorded net inflows of U.S.$18.5 billion, a 98.8% increase compared to 2014.

Central Bank. In 2015, the Central Bank recorded net inflows of U.S.$12.5 billion, mainly due to U.S.$7.6 billion in borrowings from non-resident lenders. Central Bank foreign currency reserves decreased by U.S.$4.9 billion, which was attributable to balance of payment transactions and variations in foreign currency valuations.

Deposit-Collecting Entities. In 2015, deposit-collecting entities recorded net inflows of U.S.$1.5 billion, a 82.0% increase over the net inflows recorded by deposit-collecting entities in 2014. This increase is primarily attributable to an increase in direct investment inflows and an increase in the use of credit lines extended by non-resident lenders.

General Government. In 2015, the non-financial public sector recorded net outflows of U.S.$1.0 billion, a U.S.$8.1 billion decrease over net inflows of U.S.$7.1 billion recorded in the previous year. This increase was mainly due to a reduction in loans from multilateral, bilateral and other credit agencies and a decrease in portfolio investments.

Other Sectors. In 2015, net inflows in other sectors increased to U.S.$5.5 billion, compared to net outflows of U.S.$618.0 million in the previous year. This variation was mainly due to an increase in direct investment by non-residents and increased inflows from commercial financing, which were partially offset by the acquisition of foreign assets by residents, mainly foreign currency and deposits.

2016

In 2016, the financial account recorded net inflows of U.S.$16.0 billion, a 13.8% decrease compared to 2015.

Central Bank. In 2016, the Central Bank recorded net inflows of U.S.$14.3, mainly due to inflows from treasury bills and short and long terms bonds issuances totaling U.S.$480.0 million and debt repayments totaling U.S.$1.1 billion. Central Bank’s foreign currency reserves increased by U.S.$13.7 billion.

Deposit-Collecting Entities. In 2016, deposit-collecting entities recorded net outflows of U.S.$1.4 billion, a decrease of U.S.$2.9 billion compared to net inflows of U.S.$1.5 billion recorded in 2015. This increase in net outflows was primarily attributable to an increase in the acquisition of foreign assets (foreign currency holdings and deposits) by residents.

General Government. In 2016, the non-financial public sector recorded net inflows of U.S.$30.5 billion, a U.S.$31.5 billion increase over net outflows of U.S.$1.0 billion recorded in the previous year. This increase was mainly due to placements of debt securities in foreign markets totaling U.S.$31.2 billion , which were partially offset by outflows in other investments.

Other Sectors. In 2016, net inflows in other sectors decreased to U.S.$1.2 billion, compared to net inflows of U.S.$5.5 billion in the previous year. This decrease was mainly driven by a U.S.$7.3 billion decrease in investments made in Argentina by non-residents, attributable to the elimination of foreign exchange restrictions that had curtailed remittances to foreign shareholders, which had been retained in Argentina in prior years.

Foreign Investment

Foreign Investment Regulation

With the aim of increasing capital inflows, the Government and the Central Bank have eliminated substantially all of the restrictions affecting the balance of payments. See “Monetary System—Foreign Exchange and International Reserves.”

Evolution of Portfolio and Foreign Direct Investment

The following table sets forth information on portfolio investment, direct investment and other investment in the Argentine economy for the periods indicated.

Flows of Portfolio, Direct and Other Investment

(in millions of U.S. dollars)

	2012	2013	2014	2015	2016
Direct Investment	(14,269)	(8,932)	(3,145)	(10,884)	(2,442)
Net acquisition of financial assets (debt with foreign entities)	1,055	890	1,921	875	1,787
Net liabilities incurred (debts with foreign entities)	15,324	9,822	5,065	11,759	4,229
Portfolio investment	150	(433)	2,339	(437)	(35,001)
Net acquisition of financial assets	265	497	(25)	93	798
Net liabilities incurred	115	929	(2,365)	530	35,799
Net financial derivatives	2,908	(32)	(168)	(25)	222
Other Investment	11,728	5,056	(9,542)	(2,246)	7,531
Net acquisition of financial assets	9,722	3,893	1,422	8,814	2,157
Net liability issuance	(2,006)	(1,163)	10,964	11,060	(5,374)

Source: INDEC and Ministry of the Treasury.

Foreign Direct Investment

Direct investment in Argentina increased significantly following the implementation of the Convertibility Regime and the elimination of barriers to foreign investment. A significant portion of the capital inflows in the early to mid-1990s resulted from the privatization of state-owned entities that attracted private foreign capital. Net direct investment in Argentina peaked in 1999 with the completion of the privatization of YPF, a process that started in 1992. In the following years, the Government reversed course and expropriated certain private companies, including 51% of the shares of YPF in 2012. As a result, capital inflows from direct investment declined significantly.

In 2012, net inflows from direct investment increased by 52.6% to U.S.$14.3 billion, as compared to U.S.$9.4 billion in 2011. This increase was mainly driven by a U.S.$4.5 billion increase in investments made in Argentina by non-residents, primarily related to the investment of profits by the non-financial private sector and other financial entities, and a U.S.$433 million decrease in investments made abroad by Argentine residents, which resulted from a U.S.$528 million decrease in investments made abroad by the local non-financial private sector and other financial entities. This decrease was partially offset by a U.S.$95 million increase in investments made abroad by the local financial private sector.

In 2013, net inflows from direct investment decreased by 37.4% to U.S.$8.9 billion, as compared to U.S.$14.3 billion in 2012. This decrease was mainly driven by a U.S.$5.5 billion decrease in investments made in Argentina by non-residents, partially offset by a U.S.$165 million decrease in investments made abroad by Argentine residents.

In 2014, net inflows from direct investment decreased by 64.8% to U.S.$3.1 billion, as compared to U.S.$8.9 billion in 2013. This decrease was mainly driven by a U.S.$4.8 billion decrease in investments made in Argentina by non-residents, and a U.S.$1.0 billion increase in investments made abroad by Argentine residents.

In 2015, net inflows from direct investment increased by U.S.$7.7 billion to U.S.$10.9 billion, as compared to U.S.$3.1 billion in 2014. This increase was mainly driven by a U.S.$6.7 billion increase in investments made in Argentina by non-residents and a U.S.$1.0 billion decrease in investments made abroad by Argentine residents.

In 2016, net inflows from direct investment decreased by U.S.$8.4 billion to U.S.$2.4 billion, as compared to U.S.$10.9 billion in 2015. This decrease was mainly driven by a U.S.$7.5 billion decrease in investments made in Argentina by non-residents, attributable to the elimination of foreign exchange restrictions that had curtailed remittances to foreign shareholders, which had been retained in Argentina in prior years. This decrease was partially offset by a U.S.$911 million increase in investments made abroad by residents of Argentina.

Portfolio Investment

Portfolio investments, consisting of the purchase of stocks, bonds or other securities, tend to be highly liquid and short-term, making them particularly responsive to fluctuations in the market.

In 2012, portfolio investment net outflows increased to U.S.$150 million from U.S.$143 million net inflows in 2011, mainly due to an increase in equity and investment funds and the issuance of debt securities by the non-financial private sector and other financial institutions. Investments in Argentina by non-residents increased to U.S.$115.0 million due to the purchase of debt securities of the general Government.

In 2013, portfolio investment net inflows increased to U.S.$433 million from U.S.$150 million net outflows in 2012, mainly due to the issuance of debt securities by the non-financial private sector and other financial institutions, which was partially offset by a 203.4% growth in the acquisition of debt securities in the international market by the non-financial private sector and other financial institutions, from U.S.$119.0 million in 2012 to U.S.$361.0 million in 2013. Transactions with derivative financial instruments net inflows increased by U.S.$2.9 billion, from U.S.$2.9 billion net outflows in 2012 to U.S.$32 million net inflows in 2013.

In 2014, portfolio investment net outflows increased to U.S.$2.3 billion from a U.S.$433 million net inflows in 2013, mainly due to the cancellation of debt by the general Government totaling U.S.$2.8 billion in the aggregate. Transactions with derivative financial instruments net inflows increased by U.S.$136 million, from U.S.$32 million net inflows in 2013 to U.S.$168 million net inflows in 2014.

In 2015, portfolio investment net inflows increased to U.S.$437 million from U.S.$2.3 billion net outflows in 2014, mainly due to the purchase of debt securities by the non-financial private sector and other financial institutions totaling U.S.$1.8 billion in the aggregate and to a decrease in debt repayments by the general Government, from U.S.$2.8 billion in 2014 to U.S.$1.6 billion in 2015. Transactions with derivative financial instruments net inflows decreased by U.S.$143 million, from U.S.$168 million net inflows in 2014 to U.S.$25 million net inflows in 2015.

In 2016, portfolio investment net inflows increased to U.S.$35.0 billion from U.S.$437 million net inflows in 2015, mainly due to the issuance of debt by the general Government totaling U.S.$31.2 million in the aggregate and to a reduced participation in external capital and investment funds by the non-financial private sector and other financial entities. Transactions with derivative financial instruments net inflows decrease by U.S.$247 million, from U.S.$25 million net inflows in 2015 to U.S.$222 million net outflows in 2016.

Other Investment

Other investment includes data on other assets and liabilities of the non-financial public sector (General Government), the non-financial private sector and other financial entities (Other Sectors), the financial sector (Deposit-Collecting Entities) and the Central Bank, and are classified in:

•	other capital stakes;

•	coins and deposits;

•	loans;

•	insurance, pensions and standardized mechanisms for guarantees;

•	commercial credits and advances; and

•	other accounts payable/receivable.

In 2012, other investment net outflows increased by 46.7% to U.S.$11.7 billion. During this period, investments made abroad by Argentine residents decreased by 48.9% to U.S.$9.7 billion from U.S.$19.0 billion in 2011. This decrease was mainly caused by an U.S.$6.2 billion reduction in the acquisition of other foreign assets by the local non-financial private sector and other financial entities. In the same period, investments by non-residents in Argentina decreased to U.S.$2.0 billion outflows from U.S.$11.0 billion outflows in 2011, primarily as a result of a decrease in net loans to the Central Bank from U.S.$5.0 billion inflows in 2011 to U.S.$2.0 billion outflows in 2012.

In 2013, other investment net outflows decreased by 56.9% to U.S.$5.1 billion. During this period, investments made abroad by Argentine residents decreased by 60.0% to U.S.$3.9 billion from U.S.$9.7 billion in 2012 and investments by non-residents in Argentina decreased, resulting in U.S.$1.2 billion inflows in 2013 compared to U.S.$2.0 billion inflows in 2012.

In 2014, other investment net inflows increased to U.S.$9.5 billion. During this period, investments made abroad by Argentine residents decreased by 63.5% to U.S.$1.4 billion inflows from U.S.$3.9 billion outflows in 2013 and investments by non-residents in Argentina increased, resulting in U.S.$11.0 billion inflows in 2014 from U.S.$1.2 billion outflows in 2013.

In 2015, other investments net inflows decreased by 76.5% to U.S.$2.2 billion. During this period, investments made abroad by Argentine residents increased by 528.6% to U.S.$8.8 billion from U.S.$1.4 billion in 2014, while investments by non-residents in Argentina increased slightly, resulting in U.S.$11.1 billion inflows in 2015 compared to U.S.$11.0 billion inflows in 2014.

In 2016, other investments net outflows increased to U.S.$7.5 billion. During this period, investments made abroad by Argentine residents decreased by 75.5% to U.S.$2.2 billion from U.S.$8.8 billion in 2015 and investments by non-residents in Argentina decreased, resulting in U.S.$5.4 billion outflows in 2016 compared to U.S.$11.1 billion outflows in 2015.

International Reserves

As of December 31, 2016, the Central Bank’s international reserves totaled U.S.$38.8 billion, 51.6% higher than the previous year, of which U.S.$3.9 billion were foreign currency (securities), U.S.$29.0 billion were foreign currency (total currency and deposits), U.S.$0.4 billion corresponded to IMF reserve position, U.S.$2.4 billion were special drawing rights, U.S.$2.1 billion were gold and U.S.$1.0 billion were other reserve assets.

MONETARY SYSTEM

Currency System

The unit of the Argentine monetary system is the peso, which contains one hundred cents. Banknotes of 2, 5, 10, 20, 50, 100, 200, and 500 peso denominations have been issued. Metal pieces have values of 1, 5, 10, 25, 50 cents and 1 and 2 peso.

Inflation

Inflation rates for January, February, March, April and May 2017 published by the INDEC using the 2016 CPI methodology stood at 1.3%, 2.5%, 2.4%, 2.6% and 1.3%, respectively, whilst the inflation rate for June, July and August 2017 published by the INDEC using the National CPI methodology stood at 1.2%, 1.7% and 1.4%, respectively. For the period of January through August, accumulated information using the National CPI stood at 15.4%. See “Recent Developments—INDEC—Certain Methodologies—Inflation.”

PUBLIC SECTOR FINANCES

National Public Accounts

Fiscal Result of Six Months ended June 30, 2017 Compared to Six Months Ended June 30, 2016

Primary fiscal balance. The government recorded a deficit for the six months ended June 30, 2017 of Ps.144.3 billion compared to a deficit of Ps.112.8 billion for the six months ended June 30, 2016.

While revenues for the period increased at a rate of 32.0% (year on year), primary expenses increased at a rate of 31.5% (year on year). Capital expenditures increased at a rate of 30.6% (year on year) and social security outlays increased at a rate of 39.4% (year on year), and the remaining primary expenditures increased at a rate of 22.1% (year on year).

Fiscal revenues. In the six months ended June 30, 2017, fiscal revenues increased by 32.0% to Ps.945.8 billion, from Ps.716.4 billion for the first half of 2016. This increase was mainly driven by social security, which accounted for 37.7% of the total increase, VAT, which accounted for 9.5% of the total increase, and tax on bank debits and credits, which accounted for 6.6% of the total increase. “Other tax revenues” increased by 178.9% (year on year) and accounted for 24.7% of the total increase, mainly driven by fines collected under the Tax Amnesty Law.

Primary expenditures. In the six months ended June 30, 2017, the National Administration’s public expenditures (excluding interest payments) increased by 31.5% from Ps.829.1 billion in the six months ended June 30, 2016 to Ps.1,090.1 billion in the six months ended June 30, 2017. This increase was mainly due to the following factors:

•	social security outlays, which accounted for approximately 51.2% of the overall increase in primary expenditure, increased by 39.4%, from Ps.338.7 billion in the six months ended June 30, 2016 to Ps.472.4 billion in the same period of 2017. This change came as a result of an increase in the number of retirees and corresponding increases in pension payments;

•	other transfers (including external sector transfers, private sector subsidies and transfers to autonomous public entities such as universities), which accounted for approximately 18.0% of the overall increase in primary expenditure, increased by 21.3%, from Ps.219.9 billion in the six months ended June 30, 2016 to Ps.266.8 billion in the six months ended June 30, 2017. This increase was mainly due to an increase in social security payments and transfers to universities. Subsidies decreased by 5.1% in the same period, with the largest decreases in the electricity sector.

•	national administration wages, which accounted for approximately 14.1% of the total increase in primary expenditures, increased by 33.0%, from Ps.111.4 billion in the first half of 2016 to Ps.148.2 billion in the six months ended June 30, 2017.

Capital expenditures increased by 30.6% in the first half of 2017 to Ps.104.8 billion, from Ps.80.2 billion in the six months ended June 30, 2016.

Transfers to the Government from the Central Bank and FGS decreased by 58.7% in the six months ended June 30, 2017, while interest payments increased by 70% in the same period.

Overall fiscal balance. The overall fiscal balance recorded a deficit of Ps.255.5 billion in the six months ended June 30, 2017, compared to a deficit of Ps.178.2 billion in the six months ended June 30, 2016.

Fiscal Relations with the Provinces

On August 17, 2017, the Fiscal Responsibility Council approved a proposal to modify the current fiscal responsibility regime, which was approved by the national government and a majority of the Provinces that are part of the regime. The proposal establishes rules designed to enhance sound public finance practices at the national and provincial levels, such as capping increases in public expenditures in any certain period at the inflation rate for that period, and capping increases in overall public employment at the rate of population growth. The proposal also limits tax increases, especially on taxes on labor and production and its financing, in order to foster economic growth at the national and regional level. On September 14, 2017, the proposal was submitted to Congress for approval.

From 2012 to 2016, the aggregate annual expenditures of the provinces (including the City of Buenos Aires) averaged 14.1% of nominal GDP, while the provinces (including the City of Buenos Aires), on average, collected annual revenues of approximately 14.6% of nominal GDP (including co-participation amounts).

The following table sets forth a summary of the changes in the aggregate fiscal results at the provincial level as of December 31, 2016.

Summary of Revenues and Expenditures of the Provinces and the City of Buenos Aires

(in millions of pesos)(1)

As of December 31, 2016
Revenues
Current revenues:
Administration taxes:
Provincial taxes	Ps. 424,486.9
National taxes:
Co-participation	464,142.7
Other national taxes	98,996.8

Total national taxes	563,139.4

Total administration taxes	987,626.3
Other non-tax revenue	64,244.0
Sale of goods and services of the public administration	7,103.4
Property taxes	13,391.3
Current transfers	95,982.9

Total current revenues	1,168,347.9
Capital revenue	58,864.4

Total revenues	1,227,212.4

Expenditures
Current expenditures:
Consumption expenditures:
Provincial administration wages	689,580.8
Consumer goods	30,221.7
Services	82,154.8

Total consumption expenditures	801,957.3
Interest payments	27,136.5
Current transfers	301,004.7

Total current expenditures	1,130,098.5
Capital expenditures
Direct investment	113,233.0
Capital transfers	32,869.4
Financial investment	19,189.3

Total capital expenditures	165,291.6

Total expenditures	1,295,390.1

Fiscal balance	Ps. (68,177.8)

(1)	Figures calculated using the accrual method

Source: Ministry of the Treasury.

The following table sets forth a summary of the aggregate fiscal results at the provincial level for the years specified, in percentage terms.

Summary of Revenues and Expenditures of the Provinces and the City of Buenos Aires

(% change from the previous year)(1)

2016
Revenues
Current revenues:
Administration taxes:
Provincial taxes	34.9%
National taxes:
Co-participation	40.7%
Other national taxes	15.8%
Total national taxes	35.6%

Total administration taxes	35.3%

Other non-tax revenue	41.4%
Sale of goods and services of the public administration	42.3%
Property taxes	222.5%
Current transfers	96.3%

Total current revenues	40.2%
Capital revenue	10.4%

Total revenues	38.4%

Expenditures
Current expenditures:
Consumption expenditures:
Provincial administration wages	37.8%
Consumer goods	29.3%
Services	23.3%

Total consumption expenditures	35.8%
Interest payments	71.2%
Current transfers	42.0%

Total current expenditures	38.1%
Capital expenditures
Direct investment	21.3%
Capital transfers	47.5%
Financial investment	110.9%

Total capital expenditures	32.5%

Total expenditures	37.4%

Fiscal balance	21.2%

(1)	Figures calculated using the accrual method

Source: Ministry of the Treasury.

PUBLIC SECTOR DEBT

Foreign Currency-Denominated Debt in 2017

Between January 1 and June 30, 2017, the Republic issued foreign currency-denominated debt in an aggregate principal amount of U.S.$16.0 billion, consisting of U.S. Dollar-denominated bonds maturing between 2022 and 2117 for an aggregate principal amount of U.S.$9.75 billion, BONARs of several series maturing between 2020 and 2037 for an aggregate principal amount of U.S.$6.2 billion and CHF 400 million Bond due 2020. Of the U.S.$ 6.2 billion BONARs issued, U.S.$2.6 billion BONARs due 2024 were issued as part of certain transactions entered into by the Republic on June 30, 2017, granting the Republic the right to cause the cancellation of such BONARs upon the payment by the Republic of the amounts specified thereunder. An additional U.S.7.7 billion BONARs due 2024 were issued since June 30, 2017 to effect similar transactions.

Foreign Currency-Denominated Debt Service

The following tables set forth information regarding the Republic’s projected debt service obligations on its performing foreign currency-denominated debt for the currencies and periods indicated:

Projected Performing Foreign Currency-Denominated Public Debt Service by Instrument for Primary Issues between January 1 and June 30, 2017 (1) (in millions of U.S. dollars)

	2017			2018			2019			2020
	Principal	Interest		Principal	Interest		Principal	Interest		Principal	Interest
U.S.$5.625% Bonds due 2022	—	U.S.$	91.4	—	U.S.$	182.8		U.S.$	182.8		U.S.$	182.8
U.S.$6.875% Bonds due 2027	—		128.9	—		257.8	—		257.8	—		257.8
BONAR 20			7.5			7.5			7.5	94.2		7.5
BONAR 25			44.2			88.3			88.3			88.3
BONAR 37			77.0			154.1			154.1			154.1
BIRAD U.S. Dollar 7.125% due 2117			98.0			195.9			195.9			195.9
BONAR 24			113.6	227.1		227.1	432.5		208.2	433.5		170.3

	2021			2022				2023		2024
	Principal	Interest		Principal		Interest		Principal	Interest	Principal	Interest
U.S.$5.625% Bonds due 2022	—	U.S.$	182.8	U.S.$	3,250.00	U.S.$	91.4	—	—	—	—
U.S.$6.875% Bonds due 2027	—		257.8		—		257.8	—	257.8	—	257.8
BONAR 20	—		—		—		—	—	—	—	—
BONAR 25	—		88.3		—		88.3	506.8	88.3	506.8	59.2
BONAR 37	—		154.1		—		154.1	—	154.1	—	154.1
BIRAD U.S. Dollar 7.125% due 2117			195.9				195.9		195.9		195.9
BONAR 24	433.5		132.4		433.5		94.5	433.5	56.5	433.5	18.8

(1)	Preliminary figures.

Source: INDEC and Ministry of the Treasury.

Projected Performing Foreign Currency-Denominated Public Debt Service by Instrument for Primary Issues between January 1 and June 30, 2017(1) (in millions of CHF)

	2017		2018		2019		2020
	Principal	Interest	Principal	Interest	Principal	Interest	Principal	Interest
CHF 3.375% Bonds due 2020	—	6.8	—	13.5	—	13.5	400.0	13.5

(1)	Preliminary figures.

Source: INDEC and Ministry of the Treasury.

U.S. Dollar-Denominated Treasury Bills Program

As of June 30, 2017, U.S.$16.4 billion aggregate principal amount of LETES were outstanding, of which U.S.$12.2 billion were held by the private sector.

Local Currency-Denominated Debt in 2017

Between January 1 and June 30, 2017, the Republic issued local currency-denominated bonds for an aggregate principal amount of Ps.258.3 billion, comprised of Ps.11.7 billion BONCER 2021, Ps.79.9 billion floating rate Treasury Bonds due 2019, Ps.12.5 billion fixed rate Treasury Bonds due 2021, Ps.4.5 billion fixed rate Treasury Bonds due 2023, Ps.6.6 billion fixed rate Treasury Bonds due 2026, Ps.30 billion floating rate BONAR due 2022, Ps.33.8 billion two bills issued to ANSES, Ps.75 billion Monetary Policy Rate Treasury Bonds due 2020 and a Ps.4.3 billion bill issued to Fondo Fiduciario para la Reconstrucción de Empresas.

Legal Proceedings

Individual litigation in the United States

As of December 31, 2016, 126 actions involving bonds with a nominal value of approximately U.S.$714 million were pending in the District Court. Judgments for a total value of approximately U.S.$866 million had been entered in actions involving bonds with a nominal value of approximately U.S.$472 million.

As of the date of this Amendment, 91 actions involving bonds with a nominal amount of approximately U.S.$579 million were pending in the District Court. Judgments for a total value of approximately U.S.$642 million have been entered in actions involving bonds with a nominal amount of approximately U.S.$349 million.

Litigation in Japan

On February 10, 2010, the Republic was served with a complaint filed by the commissioned companies for bondholders in Japan, claiming approximately JPY11 billion in nominal value, plus interest, in connection with four series of defaulted bonds issued by the Republic under Japanese law. Plaintiffs withdrew most of their claim as a result of their participation in the 2010 Debt Exchange. In January 2013 a Tokyo District Court dismissed the complaint, finding that the commissioned companies for bondholders lacked standing to bring the complaint. In January 2014, the Tokyo High Court affirmed the District Court’s ruling and the plaintiffs then appealed to the Supreme Court. On June 2, 2016, the Supreme Court reversed the High Court judgment and remanded the case to the Tokyo District Court for further proceedings. On June 8, 2016 the Republic settled claims under three series of defaulted bonds issued by the Republic under Japanese law for a nominal value of JPY933,000,000. As of the date of this Amendment, the outstanding nominal value of JPY-denominated bonds in litigation amounted to JPY1.87 billion.